EXHIBIT 10.1

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

among

AIR METHODS CORPORATION,
ROCKY MOUNTAIN HOLDINGS, L.L.C.,
MERCY AIR SERVICE, INC., and
LIFENET, INC.,
AS BORROWERS

KEYBANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT
FOR THE LENDERS, LEAD ARRANGER AND SOLE BOOK RUNNER,

LASALLE BANK NATIONAL ASSOCIATION, AS SYNDICATION AGENT,

NATIONAL CITY BANK, AS DOCUMENTATION AGENT,

and

THE LENDERS PARTY HERETO

SEPTEMBER 17, 2007

6.26	DELIVERY OF ACQUISITION AGREEMENT	32
ARTICLE VII CERTAIN DOCUMENTS TO BE DELIVERED TO AGENT		32
7.1	CLOSING DELIVERIES	32
7.2	ADVANCE REQUIREMENTS	33
7.3	ADDITIONAL DOCUMENTS	33
ARTICLE VIII AFFIRMATIVE COVENANTS		34
8.1	FINANCIAL INFORMATION	34
8.2	INVENTORY IN POSSESSION OF THIRD PARTIES	35
8.3	EXAMINATION OF BOOKS AND RECORDS	35
8.4	VERIFICATION OF COLLATERAL	35
8.5	TAXES	35
8.6	LITIGATION	36
8.7	INSURANCE	36
8.8	MAINTENANCE OF EXISTENCE; GOOD STANDING; BUSINESS; NEW SUBSIDIARY.	37
8.9	PENSION REPORTS	37
8.10	NOTICE OF ADVERSE EVENT OR NON-COMPLIANCE	37
8.11	COMPLIANCE WITH ENVIRONMENTAL LAWS	37
8.12	DEFEND COLLATERAL	38
8.13	USE OF PROCEEDS	38
8.14	COMPLIANCE WITH LAWS	38
8.15	MAINTENANCE OF PROPERTY	38
8.16	LICENSES, PERMITS, ETC	38
8.17	TRADEMARKS AND PATENTS	39
8.18	ERISA	39
8.19	ACTIVITIES OF CONSOLIDATED SUBSIDIARIES	39
8.20	DEPOSIT OF PROCEEDS OF COLLATERAL	39
8.21	GOVERNMENT RECEIVABLES	39
ARTICLE IX NEGATIVE COVENANTS		40
9.1	LOCATION OF INVENTORY, EQUIPMENT, AND BUSINESS RECORDS	40
9.2	BORROWED MONEY	40
9.3	SECURITY INTEREST AND OTHER ENCUMBRANCES	40
9.4	USE OF COLLATERAL	40
9.5	MERGERS, CONSOLIDATIONS, SALES OR ACQUISITIONS	40
9.6	RESTRICTED PAYMENT	41
9.7	INVESTMENTS AND ADVANCES	41
9.8	GUARANTIES	41
9.9	NAME CHANGE	41
9.10	FINANCIAL COVENANTS	42
9.11	AGREEMENTS WITH AFFILIATES	42
9.12	ANTI-TERRORISM LAWS	42
9.13	TRADING WITH THE ENEMY ACT	43
9.14	ADDITIONAL AGREEMENTS	43
ARTICLE X EVENTS OF DEFAULT		43
10.1	EVENTS OF DEFAULT	43
10.2	EFFECTS OF AN EVENT OF DEFAULT	45
ARTICLE XI APPOINTMENT AND AUTHORIZATION OF AGENT		46
11.1	APPOINTMENT AND AUTHORIZATION	46
11.2	AGENT AND AFFILIATES	46
11.3	ACTION BY AGENT	46
11.4	CONSULTATION WITH EXPERTS	46

11.5	LIABILITY OF AGENT	47
11.6	INDEMNIFICATION	47
11.7	CREDIT DECISION	47
11.8	SUCCESSOR AGENT	47
11.9	ASSIGNMENT BY LENDERS	48
ARTICLE XII AGENT'S RIGHTS AND REMEDIES		48
12.1	GENERALLY	48
12.2	NOTIFICATION OF ACCOUNT DEBTORS	48
12.3	POSSESSION OF COLLATERAL	48
12.4	COLLECTION OF RECEIVABLES	48
12.5	LICENSE TO USE PATENTS, TRADEMARKS, AND TRADE NAMES	49
12.6	PERFECTING THE SECURITY INTEREST; PROTECTING THE COLLATERAL	49
12.7	PERFORMANCE OF BORROWERS' DUTIES	49
12.8	NOTICE OF SALE	49
12.9	WAIVER BY LENDERS	49
12.10	WAIVER BY BORROWERS	49
12.11	SETOFF	50
ARTICLE XIII MISCELLANEOUS		50
13.1	EXPENSES	50
13.2	LENDERS' CONSENTS, WAIVERS AND AMENDMENTS	50
13.3	ASSIGNMENT	50
13.4	SUCCESSORS AND ASSIGNS	51
13.5	MODIFICATION	51
13.6	COUNTERPARTS; FACSIMILES	51
13.7	GENERALLY ACCEPTED ACCOUNTING PRINCIPLES	51
13.8	INDEMNIFICATION	51
13.9	TERMINATION	52
13.10	FURTHER ASSURANCES	53
13.11	HEADINGS	53
13.12	CUMULATIVE SECURITY INTEREST, ETC	53
13.13	LENDER'S DUTIES	53
13.14	NOTICES GENERALLY	53
13.15	SEVERABILITY	53
13.16	INCONSISTENT PROVISIONS	54
13.17	ENTIRE AGREEMENT	54
13.18	APPLICABLE LAW	54
13.19	CONSENT TO JURISDICTION	54
13.20	JURY TRIAL WAIVER	54
13.21	NO ORAL AGREEMENTS	55
13.22	CONFIDENTIALITY	55
13.23	USA PATRIOT ACT NOTICE	56
13.24	JOINT AND SEVERAL OBLIGATIONS	56

Schedules

1	-	CJ Borrowers
2	-	Unencumbered Aircraft
5.1(d)	-	Trademarks, Patents, etc.
6.3	-	Location of Inventory and Equipment
6.4	-	Existing Liens
6.6	-	Mortgages and Leases
6.7	-	Location of Books and Records
6.9	-	Unpaid Taxes
6.10	-	Litigation
6.12	-	Storage Tanks
6.14	-	Air Carrier Certificates
6.20	-	Labor Issues
6.21	-	Consolidated Subsidiaries
6.22	-	Capitalization
8.7	-	Insurance
9.2	-	Certain Debt
9.7	-	Certain Investments
9.8	-	Guaranties

Exhibits

A	List of Lenders
B	Form of Revolving Note
C	Form of Term Note
D	Applicable Margin
E	Financial Statements Certification
F	Compliance Certificate
G	Assignment and Acceptance Agreement
H	Borrowing Notice
I	Interest Period Notice
J	LIBOR Rate Notice

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

This REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of September 17, 2007, is by and among AIR METHODS CORPORATION, a Delaware corporation ("AMC"), ROCKY MOUNTAIN HOLDINGS, L.L.C., a Delaware limited liability company, MERCY AIR SERVICE, INC., a California corporation, and LIFENET, INC., a Missouri corporation, as borrowers and debtors and, following the completion of the transactions contemplated by the Acquisition Agreement (as hereinafter defined), the entities identified on Schedule 1 hereto (the "Borrowers") (each individually a "Borrower" and collectively, the "Borrowers"), KEYBANK NATIONAL ASSOCIATION, a national banking association, as a Lender, as lead arranger, sole book runner and administrative agent ("KeyBank" or "Agent"), LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as syndication agent, NATIONAL CITY BANK, as a Lender and as documentation agent, and the other LENDERS (as hereinafter defined).

RECITALS

A.           Borrowers and the Lenders have agreed to enter into this Agreement to establish a revolving credit facility pursuant to which the Lenders will provide funding to Borrowers in an aggregate principal amount equal to the Total Revolving Credit Commitment (the "Revolving Facility") and to establish a term loan in an aggregate principal amount equal to the Term Loan Amount (the "Term Facility").

B.           The Lenders are willing to make available the credit facilities provided for herein based on the representations, warranties, covenants, terms and conditions set forth herein.

AGREEMENT

The parties agree as follows:

ARTICLE I DEFINITIONS

1.1	CERTAIN SPECIFIC TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

"ACCOUNT" means any account receivable, including any rights of payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the UCC) or chattel paper, whether or not it has been earned by performance and, in addition, includes all property included in the definition of "accounts" as used in the UCC together with any guaranties, letters of credit and other security therefor.

"ACCOUNT DEBTOR" means a Person who is obligated under any Account, general intangible, chattel paper or instrument.

"ACQUISITION AGREEMENT" means that certain Stock Purchase Agreement dated July 31, 2007 among Air Methods Corporation, FSS Airholdings, Inc., and Fred S. Shaulis.

"ACQUISITION TERM LOAN AMOUNT" means an amount equal to Twenty-Five Million Dollars ($25,000,000).

"ADVANCE" means a loan made to Borrowers by Lenders pursuant to this Agreement under the Revolving Facility.

"AFFILIATE" means (a) any officer or director of a Person, or (b) any other Person that controls, is controlled by or is under common control with a Person (whether by contract, equity ownership or otherwise).

"AGENT" has the meaning provided in the introductory paragraph of this Agreement, and shall include any successors to Agent.

"AGREEMENT" means this Revolving Credit, Term Loan and Security Agreement as amended, extended or modified from time to time.

"AIRCRAFT" shall mean (i) an engine-driven fixed-wing aircraft heavier than air, that is supported in flight by the dynamic reaction of the air against its wings or (ii) a rotorcraft that, for its horizontal motion, depends principally on its engine-driven rotors. Aircraft shall include any item which is incorporated in, attached to or specifically acquired by any Borrower to be used in connection with a specific Aircraft.

"AMC" has the meaning provided in the introductory paragraph of this Agreement.

"ANTI-TERRORISM LAWS" shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

"APPLICABLE COMMITMENT PERCENTAGE" means, for each Lender at any time, a fraction the numerator of which shall be such Lender's Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, which Applicable Commitment Percentages for each Lender as of the First Closing Date are set forth in Exhibit A; provided that the Applicable Commitment Percentages of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with this Agreement.

"APPLICABLE MARGIN" means, initially, a LIBOR rate margin of 2.25% and a Commitment Fee margin of 0.375%. Commencing with the quarter ended December 31, 2007, Applicable Margin shall mean the appropriate percentages set forth on Exhibit D opposite the Total Adjusted Debt to Consolidated EBITDAR Ratio of Borrowers, which shall be determined at the end of each Fiscal Quarter based upon the financial statements required to be provided to Lenders pursuant to this Agreement.

"ASSIGNMENT AND ACCEPTANCE" shall mean an Assignment and Acceptance Agreement in the form of Exhibit G (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 2.1.

"AUTHORIZED REPRESENTATIVE" means any of the President, Chief Executive Officer, Chief Operating Officer, any Vice President or any Manager of a Borrower or, with respect to financial matters, the Chief Financial Officer, Chief Accounting Officer, Vice President of Finance, or any other Person expressly designated by the Board of Directors (or Managers) of a Borrower as an Authorized Representative of such Borrower.

"BASE RATE" means, for any day, the rate per annum equal to the greater of (a) the Prime Rate, and (b) the Federal Funds Rate plus one-half of one percentage point (0.50%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, as applicable.

"BASE RATE ADVANCE" means an Advance that shall accrue interest based upon the Base Rate.

"BASE RATE LOAN" means a Term Loan that shall accrue interest based upon the Base Rate.

"BLOCKED ACCOUNTS" has the meaning provided in Section 8.20.

"BLOCKED PERSON" has the meaning provided in Section 6.23(b).

"BORROWER" and "BORROWERS" have the meaning provided in the introductory paragraph of this Agreement.

"BORROWING NOTICE" means a request for an Advance (or a conversion or continuation of an interest rate) under the Revolving Line of Credit and, if written, in the form attached as Exhibit H.

"BUSINESS DAY" means (a) except as expressly provided in clause (b), any day which is not a Saturday, Sunday or a day on which banks in the State are authorized or obligated by law, executive order or governmental decree to be closed, and (b) if the applicable Business Day relates to a LIBOR Rate Loan or LIBOR Rate Advance, such day must also be a day on which dealings are carried on in the London interbank market.

"CHANGE OF CONTROL" shall mean the occurrence of an event, or series of events, which has led to (i) any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of capital stock of AMC representing more than 51% of the voting interest of the then outstanding capital stock of AMC, or (ii) during any period commencing on or after the First Closing Date, individuals who at the beginning of such period were directors of AMC, together with such directors as have been duly approved by individuals who were directors at the beginning of such period (or by directors duly approved by them), ceasing for any reason to constitute a majority of the board of directors of AMC.

"COLLATERAL" means collectively all of the property of Borrowers subject to the Security Interest and described in Sections 5.1 and 5.2.

"CONSOLIDATED EBITDAR" means, with respect to the Borrowers and their Consolidated Subsidiaries for any twelve-month period (or other applicable period, if appropriate) ending on the date of computation thereof, the sum of, without duplication, (a) net income or loss (exclusive of any extraordinary gains or losses), (b) Consolidated Interest Expense, (c) income tax expense, (d) amortization expense, (e) depreciation expense, (f) share-based options expensed pursuant to FAS 123R, and (g) all rents paid during the period with respect to operating leases plus any unfavorable lease amortization.

"CONSOLIDATED INTEREST EXPENSE" means, with respect to any period of computation thereof, the net interest expense of the Borrowers and their Consolidated Subsidiaries, including without limitation the portion of any payments made in connection with capital leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP.

"CONSOLIDATED SUBSIDIARY" means any corporation, limited liability company, partnership or other entity of which more than fifty percent (50%) of the voting power is controlled by a Borrower, directly or indirectly, through one or more intermediaries, whether existing on the date hereof or acquired at any time hereafter. If Borrowers have no Consolidated Subsidiaries, the provisions of this Agreement relating to Consolidated Subsidiaries shall be inapplicable without affecting the applicability of such provisions to Borrowers alone.

"CURRENT TAX PROVISION" means, with respect to any period of computation thereof, taxes paid or payable in cash.

"DEBT" means with respect to the Borrowers and their Consolidated Subsidiaries (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade or other accounts payable in the ordinary course of business), including performance bonds or other debt instruments, (b) obligations as lessee under capital leases to the extent that the obligation shall have been or should be, in accordance with GAAP, recorded as a liability on the Borrowers' balance sheet, and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of the kinds referred to in clause (a) or (b) above.

"DEFAULT" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

"DEFAULT RATE" means, with respect to the Revolving Facility and the Term Facility, a rate of interest per annum which shall be two percent (2%) above the interest rate effective immediately before any Event of Default, and in any case, the maximum interest rate permitted by applicable law, if lower.

"DEFICIENCY ADVANCE" has the meaning provided in Section 4.4.

"DEPOSITORY ACCOUNTS" has the meaning provided in Section 8.20.

"DISPOSAL" means the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction, or placing of any Hazardous Substance so that it or any of its constituents may enter the Environment.

"ELIGIBLE ASSIGNEE" means (a) a Lender, (b) an Affiliate of a Lender, and (c) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 11.9, Borrowers, such approval not to be unreasonably withheld or delayed by the Borrowers and such approval to be deemed given by the Borrowers in the absence of written notification of such disapproval within five (5) Business Days of the Borrowers being informed of such assignment.

"ENVIRONMENT" means any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

"ENVIRONMENTAL LAWS" means all applicable federal, state, and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes, and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders, and directives of federal, state, and local governmental agencies and authorities with respect thereto which have the force of law.

"ENVIRONMENTAL PERMITS" means all licenses, permits, approvals, authorizations, consents, or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use, and/or operation of any property owned, leased, or operated by a Borrower or any Consolidated Subsidiary and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances.

"ENVIRONMENTAL QUESTIONNAIRE" means a questionnaire and all attachments thereto concerning (a) activities and conditions affecting the Environment at any property owned, leased or operated by any Borrower or any Consolidated Subsidiary, or (b) the enforcement or possible enforcement of any Environmental Law against any Borrower or any Consolidated Subsidiary.

"ENVIRONMENTAL REPORT" means a written report prepared for Lenders by an environmental consulting or environmental engineering firm.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"EVENT OF DEFAULT" means an Event of Default or Events of Default as defined in Article X.

"FAA" means the U.S. Federal Aviation Administration or any successor agency.

"FACILITY" means the Revolving Facility and the Term Facility.

"FEDERAL BANKRUPTCY CODE" means Title 11 of the United States Code, entitled "Bankruptcy," as amended, or any successor federal bankruptcy law.

"FEDERAL FUNDS RATE" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published, the rate as determined by Agent based on the average of the quotations for such day on such transactions received by the Agent from three lending federal funds brokers of recognized national standing selected by the Agent.

"FIRST CLOSING DATE" means the date on which all Transaction Documents have been executed and delivered to and accepted by Lenders and all conditions precedent to funding have been satisfied, including those set forth in Section 7.1(a).

"FISCAL QUARTER" means each quarter of the Borrowers' Fiscal Year.

"FISCAL YEAR" means the twelve month fiscal period of the Borrowers and their Consolidated Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

"FIXED CHARGE COVERAGE RATIO" means (a) Operating Cash Flow divided by (b) Fixed Charges.

"FIXED CHARGES" means, with respect to the Borrowers and the Consolidated Subsidiaries for any twelve-month period ending on the date of computation thereof, the sum, without duplication, of (a) Consolidated Interest Expense, (b) Scheduled Debt Payments, (c) all rents paid during the period with respect to operating leases plus any unfavorable lease amortization, and (d) Restricted Payments made during the period.

"FRAUDULENT TRANSFER LAWS" has the meaning provided in Section 13.24(d).

"FUNDING LOSSES" means any actual loss or expense that any Lender reasonably incurs because (a) Borrowers fail or refuse (for any reason whatsoever, other than a default by the Lender claiming such loss or expense) to take or convert any Advance, Term Loan or other loan that it has requested under this Agreement, or (b) Borrowers pay any LIBOR Rate Advance or LIBOR Rate Loan or convert any LIBOR Rate Advance or LIBOR Rate Loan to a Base Rate Advance or a Base Rate Loan, in each case, before the last day of the applicable Interest Period.

"GAAP" means generally accepted accounting principles in the United States of America, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable as of the date of a report, consistently applied during the applicable periods.

"HAZARDOUS SUBSTANCES" means any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

"INDEBTEDNESS" means the indebtedness evidenced by the Revolving Notes and the Term Notes, secured by the Security Interest described in Article V. together with all other amounts due, or which may become due, under the Transaction Documents.

"INDEMNIFIED LIABILITIES" has the meaning provided in Section 13.8(c) of this Agreement.

"INTEREST PERIOD" means the period of one (1), two (2), three (3) or six (6) months selected by Borrowers for any LIBOR Rate Advance or LIBOR Rate Loan. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the preceding Business Day.

"INTEREST PERIOD NOTICE" means notice of the choice of an Interest Period in the form of Exhibit I.

"INVENTORY" means inventory, as defined in the UCC as in effect as of the date of this Agreement, and in any event shall include returned or repossessed goods.

"ISSUING BANK" means KeyBank.

"KEYBANK" has the meaning provided in the introductory paragraph of this Agreement.

"LENDERS" means, without duplication, KeyBank and the other Persons listed on Exhibit A of this Agreement and any successors or Eligible Assignees of each Lender.

"LETTER OF CREDIT" means a trade, commercial or standby letter of credit issued by the Issuing Bank pursuant to Article III hereof for the account of the Borrowers in favor of a Person advancing credit or securing an obligation on behalf of the Borrowers. The amount of any Letter of Credit shall be considered an Advance and part of the Revolving Facility.

"LETTER OF CREDIT COMMITMENT" means, with respect to each Lender, the obligation of such Lender to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment, as the same may be increased or decreased from time to time pursuant to this Agreement.

"LETTER OF CREDIT OUTSTANDINGS" means, as of the date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus Reimbursement Obligations then outstanding.

"LIBOR RATE" means, with respect to the Interest Period selected for any LIBOR Rate Advance or LIBOR Rate Loan, (a) the annual interest rate (rounded upwards to the next one sixteenth of one percent) determined by Agent in accordance with its general practices at which deposits in United States Dollars are offered at 11:00 a.m. (London, England time) or as soon thereafter as is reasonably practicable by prime banks in the London Interbank Eurodollar Market two Business Days prior to the first day of the Interest Period for such LIBOR Rate Advance or LIBOR Rate Loan in an amount and maturity of such LIBOR Rate Advance or LIBOR Rate Loan, divided by (b) the remainder of 1.00 minus the LIBOR Reserve Requirement in effect two Business Days prior to the first day of such Interest Period, plus (c) the Applicable Margin.

"LIBOR RATE ADVANCE" means an Advance that shall accrue interest based upon the LIBOR Rate for the applicable Interest Period.

"LIBOR RATE LOAN" means a Term Loan that shall accrue interest based upon the LIBOR Rate for the applicable Interest Period.

"LIBOR RATE NOTICE" means notice of a conversion of a Base Rate Loan to a LIBOR Rate Loan in the form of Exhibit J.

"LIBOR RESERVE REQUIREMENT" means the percentage (expressed as a decimal fraction) provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) on the date of determination for ascertaining the reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to Eurocurrency fundings, and requirements under any similar or replacement regulations.

"LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

"MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, properties, operations or condition, financial or otherwise, of the Borrowers and their Consolidated Subsidiaries, taken as a whole, (b) the ability of the Borrowers and their Consolidated Subsidiaries taken as a whole to pay the Indebtedness or perform their obligations under the Transaction Documents as such payment or performance becomes due in accordance with the terms thereof, or (c) the rights, powers and remedies of the Agent or any Lender under the Transaction Documents or the validity, legality or enforceability thereof.

"MATERIAL DEBT AGREEMENTS" has the meaning provided in Section 10.1(g).

"NOTES" means all Term Notes and all Revolving Notes.

"OPERATING CASH FLOW" means, with respect to the Borrowers and the Consolidated Subsidiaries for any period of computation thereof, the difference, without duplication, of (a) Consolidated EBITDAR, less (b) Current Tax Provision, less (c) Unfinanced Capital Expenditures, in each case for the twelve-month period ending on the date of computation.

"PARTICIPATION" means with respect to any Lender (other than the Issuing Bank) with respect to a Letter of Credit, the extension of credit represented by the participation of such Lender hereunder in the liability of the Issuing Bank in respect of a Letter of Credit issued by the Issuing Bank in accordance with the terms hereof.

"PENSION EVENT" means, with respect to any Pension Plan, the occurrence of (a) any nonexempt prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (b) any Reportable Event for which there is no regulatory waiver; (c) any complete or partial withdrawal, or proposed complete or partial withdrawal, of any Borrower or any Consolidated Subsidiary from such Pension Plan; (d) any complete or partial termination, or proposed complete or partial termination, of such Pension Plan; or (e) any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code.

"PENSION PLAN" means any pension plan, as defined in Section 3(2) of ERISA, which is a multi-employer plan or a single employer plan, as defined in Section 4001 of ERISA, and subject to Title IV of ERISA and which is (a) a plan maintained by any Borrower or any Consolidated Subsidiary for employees or former employees of Borrowers or of any Consolidated Subsidiary; (b) a plan to which any Borrower or any Consolidated Subsidiary contributes or is required to contribute; (c) a plan to which any Borrower or any Consolidated Subsidiary was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which any Borrower or any Consolidated Subsidiary has incurred or may incur liability, including, without limitation, contingent liability, under Title IV of ERISA either to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition and the definition of Pension Event, any Borrower shall include any trade or business (whether or not incorporated) which, together with any Borrower or any Consolidated Subsidiary, is deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

"PERSON" means an individual, partnership, organization, or entity.

"PERMITTED ENCUMBRANCES" shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders (including Liens in favor of Agent or any Lender with respect to an interest rate swap); (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers; provided, that, if such taxes, assessments or other governmental charges are delinquent, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being properly contested and (ii) is at all times junior in priority to any Liens in favor of Agent; (f) mechanics', workers', materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by the applicable Borrower; (g) Liens placed upon fixed assets now owned or hereafter acquired or leased to secure a portion of the purchase price thereof, provided that (x) any such Lien shall not encumber any other property of any Borrower and (y) the aggregate amount of Debt secured by such Liens incurred as a result of such purchases shall at no time exceed the amount provided for in Section 9.2; (h) Liens disclosed on Schedule 6.4 and Schedule 6.6; (i) statutory or common law landlord's Liens to secure payment of rent so long as, with respect to the 7301 South Peoria, Englewood, Colorado location (the "Denver Facility"), such Lien is subordinated to the Liens in favor of Agent on terms reasonably acceptable to Agent; (j) Liens on Aircraft, other than Unencumbered Aircraft, securing aircraft indebtedness; (k) mortgages on Borrowers' facility in St. Louis, Missouri and the Denver Facility (once the interest in such facility is purchased by a Borrower), provided that the Debt secured by such mortgages does not subject any Borrower or its Subsidiaries to any financial covenants, and (1) Liens on assets acquired in a transaction permitted by Section 9.5.

"PRE-ACQUISITION TERM LOAN AMOUNT" means an amount equal to Twenty-Five Million Dollars ($25,000,000).

"PRIME RATE" means the rate of interest from time to time publicly announced by the Agent as its "prime rate". The Agent may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate hereunder or under any other Transaction Document that is based on the Prime Rate, such interest rate shall change as and when the Prime Rate changes.

"REIMBURSEMENT OBLIGATION" shall mean, at any time, the obligation of the Borrowers with respect to any Letter of Credit to reimburse the Issuing Bank and the Lenders to the extent of their respective Participations (including by the receipt by the Issuing Bank of proceeds of loans pursuant to Article III) for amounts theretofore paid by the Issuing Bank pursuant to a drawing under such Letter of Credit.

"RELEASE" means "release" in a reportable quantity as defined in Section 101(22) of the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

"REPORTABLE EVENT" means any event described in Section 4043(b) of ERISA or in regulations issued thereunder with regard to a Pension Plan.

"REQUIRED LENDERS" means, as of any date, Lenders holding at least fifty-one percent (51%) of all outstanding Indebtedness, and if there is no outstanding Indebtedness, shall mean Lenders holding at least 51% of the Revolving Credit Commitments; provided that, when there are only two Lenders, both Lenders, on such date.

"RESTRICTED PAYMENT" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or securities of a Borrower or any securities of its Consolidated Subsidiaries (other than those payable or distributable solely to a Borrower or a Consolidated Subsidiary of a Borrower) now or hereafter outstanding, except a dividend payable solely in shares of class of stock or securities to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or securities of any Borrower or of any of its Consolidated Subsidiaries (other than those payable or distributable solely to a Borrower) now or hereafter outstanding, except a payment solely in shares of capital stock or securities; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Borrower or of its Consolidated Subsidiaries now or hereafter outstanding.

"REVOLVING CREDIT COMMITMENT" means, with respect to each Lender, the obligations of such Lender to make Revolving Loans to the Borrowers up to an aggregate principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Revolving Credit Commitment.

"REVOLVING CREDIT MATURITY DATE" means September 1, 2012.

"REVOLVING CREDIT OUTSTANDINGS" means, as of any date of determination, the aggregate principal amount of all Revolving Loans then outstanding.

"REVOLVING FACILITY" has the meaning provided in the Recitals to this Agreement.

"REVOLVING LINE OF CREDIT" means the revolving line of credit described in Section 2.1 hereof and all renewals, extensions, modifications, amendments, restatements and substitutions thereof or therefor.

"REVOLVING LOANS" means any borrowing pursuant to an Advance under the Revolving Line of Credit.

"REVOLVING NOTE" has the meaning provided in Section 2.1 of this Agreement.

"SCHEDULE" means any schedule executed in connection with, and which is a part of, this Agreement.

"SCHEDULED DEBT PAYMENTS" means, with respect to any period of computation thereof, cash expended during such period to make scheduled principal payments on Debt, excluding short-term notes secured by assets held for sale.

"SECOND CLOSING DATE" means the date on which all conditions to funding the Acquisition Term Loan Amount have been satisfied, including those set forth in Section 7.1(b).

"SECURITY INTEREST" means the security interest granted to Lenders by Borrowers as described in Article V.

"STATE" means the state of Colorado.

"TERM FACILITY" has the meaning provided in the Recitals to this Agreement.

"TERM LOAN" means a term loan in the amount of the Pre-Acquisition Term Loan Amount and, if the Acquisition Agreement is completed, the Acquisition Term Loan Amount, as set forth in Section 2.2.

"TERM LOAN AMOUNT" means the Pre-Acquisition Term Loan Amount plus, if the Acquisition Agreement is completed, the Acquisition Term Loan Amount.

"TERM LOAN MATURITY DATE" means September 1, 2012.

"TERM NOTE" means any Term Note.

"THIRD PARTY" means any Person who has executed and delivered, or who in the future may execute and deliver, to Lenders any agreement, instrument, or document pursuant to which such Person has guaranteed to Lenders the payment of the Indebtedness or has granted Lenders a security interest in or lien on some or all of such Person's real or personal property to secure the payment of the Indebtedness.

"TOTAL ADJUSTED DEBT" means, with respect to the Borrowers and their Consolidated Subsidiaries at any date of computation, (i) all Debt, less (ii) short term notes payable secured by assets held for sale, plus (iii) the product of six (6) times (A) all rents paid by such persons during the four (4) Fiscal Quarters ending with the date of computation with respect to operating leases plus (B) any unfavorable lease amortization.

"TOTAL ADJUSTED DEBT TO EBITDAR RATIO" means (a) Total Adjusted Debt at the end of a Fiscal Quarter divided by (b) Consolidated EBITDAR for the twelve-month period ending on such Fiscal Quarter end.

"TOTAL LETTER OF CREDIT COMMITMENT" means an amount not to exceed Five Million Dollars ($5,000,000).

"TOTAL REVOLVING CREDIT COMMITMENT" means a principal amount equal to Fifty Million Dollars ($50,000,000).

"TRADING WITH THE ENEMY ACT" shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

"TRANSACTION DOCUMENTS" means this Agreement, the Notes and all other agreements and documents, including, without limitation, collateral documents, letter of credit agreements, acceptance credit agreements, security agreements, pledges, guaranties,assignments, and subordination agreements now or hereafter required to be executed by any Borrower or any Third Party.

"UCC" means the uniform commercial code as in effect in the State.

"UNFINANCED CAPITAL EXPENDITURES" means, with respect to any period of computation thereof, all capital expenditures made during such period that are not financed with Debt (other than Debt to Lenders under this Agreement) or from net proceeds from any equity offering of a Borrower allowed pursuant to this Agreement.

"UNENCUMBERED AIRCRAFT" shall mean all Aircraft listed on Schedule 2 hereof, which Schedule may be amended from time to time by notice from Borrowers to Agent.

"USA PATRIOT ACT" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2	SINGULARS AND PLURALS: INTERPRETIVE PROVISIONS.

Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular. The word "including" means including without limitation, and is used for illustrative purposes rather than limiting purposes.

1.3	UCC DEFINITIONS.

Unless otherwise defined in Section 1.1 or elsewhere in this Agreement, capitalized words shall have the meanings set forth in the UCC as of the date of this Agreement. For purposes of this Agreement, no property shall be considered "operated by" a Borrower or a Consolidated Subsidiary solely due to the operation of landing or launching any Aircraft at or from such property.

ARTICLE II
AMOUNTS AND TERMS OF LOANS

2.1	REVOLVING CREDIT.

(a)           Amount. Subject to the other terms and conditions set forth in this Agreement, and as evidenced by a promissory note in favor of each Lender in the form of Exhibit B ("Revolving Note"), the Lenders agree to make available to Borrowers, until the Revolving Credit Maturity Date, Advances in an aggregate amount outstanding at any time not to exceed the Total Revolving Credit Commitment, except as expressly set forth in Section 2.1(b).

(b)           Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrowers under the Revolving Credit Commitment from time to time from the First Closing Date until the Revolving Credit Maturity Date. Such Advances shall be made on a pro rata basis as to the total borrowing requested by the Borrowers on any day determined by such Lender's Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Lender; provided, however, that the Lenders shall have no obligation to make any such Advance (i) so long as any Default or an Event of Default has occurred and is continuing, or (ii) if the Agent has accelerated the maturity of any of the Notes as a result of an Event of Default; provided, further, that immediately after giving effect to each such Advance, the amount of Revolving Credit Outstandings plus Letter of Credit Outstandings shall not exceed the Total Revolving Credit Commitment.

(i)           Additional Lenders. The Lenders may assign all or a portion of their Applicable Commitment Percentage of this Facility, and additional Lenders may join the Facility from time to time by executing and delivering an appropriate Assignment and Acceptance to each of the Lenders and to Borrowers, and otherwise complying with the terms of this Agreement.

(ii)           Expiration of Revolving Facility upon Revolving Credit Maturity Date. The term of the Revolving Facility will expire and all principal and interest amounts owed to Lenders under the Revolving Facility shall be immediately due and payable on the Revolving Credit Maturity Date, and Lenders shall have no further obligation with respect thereto after such date.

(c)	Advances.

(i)           Requests for Base Rate Advance. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a Base Rate Advance or conversion of a LIBOR Rate Advance hereunder shall be by a written Borrowing Notice or by telephone (if given by telephone, such request must be followed by a written Borrowing Notice within twenty-four (24) hours thereof) and must be given on behalf of the Borrowers so as to be received by the Agent not later than 1:00 P.M. (Denver, Colorado time) on the requested date of Advance.

(ii)           Requests for LIBOR Rate Advance. Any request by an Authorized Representative of the Borrowers (or any other person designated in writing by an Authorized Representative) for a LIBOR Rate Advance or continuation of a LIBOR Rate Advance or conversion of a Base Rate Advance into a LIBOR Rate Advance hereunder shall be by a written Borrowing Notice or by telephone (if given by telephone, such request must be followed by a written Borrowing Notice within twenty-four (24) hours thereof) and must be given on behalf of the Borrowers so as to be received by the Agent no later than 1:00 P.M. (Denver, Colorado time) on the third Business Day prior to the requested date of disbursement, continuation or conversion.

(iii)           General. Each request for an Advance hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested date of such Advance and after giving effect to the requested Revolving Loans the applicable conditions specified in Article VII have been and will be satisfied. Each request for an Advance hereunder shall specify (A) the requested date of Advance, (B) the aggregate amount of the Advance to be made on such date which shall be in the minimum amounts set forth in Section 2.1(d), (C) whether the Advance is to be funded as a Base Rate Advance or a LIBOR Rate Advance, and (D) in the case of a LIBOR Rate Advance, the initial Interest Period applicable thereto (in no event shall Borrowers request (or Agent allow) an Interest Period that extends beyond the Revolving Credit Maturity Date). The Agent may rely on any telephone request for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrowers hereby waive the right to dispute the Agent's record of the terms of such telephone request. Agent shall be entitled to honor any request for an Advance that it reasonably believes to be genuine, whether or not the Person making the request is named as an Authorized Representative hereunder or in any resolution or instruction furnished to Agent by Borrowers. The Agent shall promptly notify each other Lender of the receipt of such request, the matters specified therein, and of such Lender's ratable share of the requested Advance. With respect to each request for a LIBOR Rate Advance or a conversion of a Base Rate Advance to a LIBOR Rate Advance, Borrowers shall indemnify Lenders against any Funding Losses. A certificate as to the amount of such loss submitted by Agent to Borrowers shall be conclusive and binding for all purposes, absent manifest error.

(iv)           Funding from Lenders. On the date of the requested Advance, each Lender shall provide its share of the requested Advance to the Agent in immediately available funds not later than 2:30 P.M. (Denver, Colorado time). Unless the Agent determines that any applicable condition specified in Article VII has not been satisfied, the Agent will make available to the Borrowers at the Agent's principal office in Denver, Colorado in immediately available funds not later than 3:00 P.M. (Denver, Colorado time) on the requested date of Advance the amount of the requested Advance. If the Agent has made an Advance to the Borrowers on behalf of a Lender but has not received the amount of such Advance from such Lender by the time herein required, such Lender shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds Rate from the date of such Advance to the date funds are received by the Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Advance (provided, however, that the Agent shall not make any Advance on behalf of a Lender if the Agent has received prior notice from such Lender that it will not make such Revolving Loan). If the Agent does not receive payment from such Lender by the next Business Day after the date of any Advance, the Agent shall be entitled to recover such Advance, with interest thereon at the rate then applicable to the Advance, on demand, from the Borrowers, without prejudice to the Agent's and the Borrowers' rights against any such non-advancing Lender. If such Lender pays the Agent the amount herein required with interest at the overnight Federal Funds Rate before the Agent has recovered from the Borrowers, such Lender shall be entitled to the interest payable by the Borrowers with respect to the Advance in question accruing from the date the Agent made such Advance.

(d)           Frequency and Amount of Borrowings. Until the Business Day immediately prior to the Revolving Credit Maturity Date (or thirty (30) Business Days prior to the Revolving Credit Maturity Date for a LIBOR Rate Advance), Borrowers may seek a disbursement under the Revolving Facility at any time and from time to time and in any amount; provided, however, that any request for an Advance must be in the minimum principal amount of $1,000,000 and in multiples of $100,000 above the minimum principal amount.

(e)           Repayment of Principal. Borrowers promise to pay to Lenders the outstanding principal of Advances under the Revolving Line of Credit in full upon the earliest to occur of (i) termination of this Agreement, (ii) acceleration of the time for payment of the Indebtedness pursuant to this Agreement, or (iii) the Revolving Credit Maturity Date. Subject to the provisions of this Agreement, any amounts borrowed under the Revolving Line of Credit may be voluntarily prepaid and any amounts so prepaid may be reborrowed, up to the amount available under Section 2.1(b) above at the time of such borrowing, until the Business Day immediately prior to the Revolving Credit Maturity Date (or thirty (30) Business Days prior to the Revolving Credit Maturity Date for a LIBOR Rate Advance). Borrowers shall notify Lender by 1:00 p.m. on the Business Day preceding the Business Day (or three (3) Business Days preceding such date for a LIBOR Rate Advance) of any prepayment of any amounts under the Revolving Line of Credit.

(f)           Overadvances. During the term of the Revolving Facility, Borrowers shall pay to Agent such amounts as are necessary so that the sum of the outstanding principal balance of the Revolving Credit Outstandings and the Letter of Credit Outstandings in the aggregate at any time does not exceed the Total Revolving Credit Commitment at such time. Borrowers shall pay such amounts within two (2) Business Days after the earlier of demand by Agent and the date Borrower learns of any such excess.

(g)           Continuation and Conversion of Interest Rate. If no Borrowing Notice has been submitted to Agent not less than three (3) Business Days prior to the end of any Interest Period on a LIBOR Rate Advance (which shall set forth the new Interest Period or state that the LIBOR Rate Advance is being converted to a Base Rate Advance), the LIBOR Rate Advance then maturing shall be automatically continued at the then current LIBOR Rate for an additional Interest Period equal to the expired Interest Period; provided, however, that if the Revolving Credit Maturity Date would fall within such subsequent Interest Period or such Interest Period is not available for any other reason, the LIBOR Rate Advance then maturing shall be automatically converted to a Base Rate Advance. At any time at least thirty (30) days prior to the Revolving Credit Maturity Date, Borrowers may request to convert a Base Rate Advance to a LIBOR Rate Advance upon submission of a Borrowing Notice to Agent at least three (3) Business Days prior to the effectiveness of such conversion.

(h)           Reductions. The Borrowers shall, by notice from an Authorized Representative, have the right from time to time upon not less than three (3) Business Days' written notice to the Agent, effective upon receipt, to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice or telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the aggregate amount of the lesser of (x) at least $1,000,000 or (y) the entire remaining Total Revolving Credit Commitment, and shall permanently reduce the Total Revolving Credit Commitment. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment to the extent that the principal amount of Revolving Credit Outstandings plus Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment as reduced under this Section 2.1(h).

2.2	TERM LOAN.

(a)           Amount. Subject to the other terms and conditions set forth in this Agreement, on the First Closing Date, the Lenders agree to loan to Borrowers an aggregate amount equal to the Pre-Acquisition Term Loan Amount, which shall be evidenced by promissory notes in favor of each Lender in the form of Exhibit C ("Term Note"). Upon consummation of the Acquisition Agreement and subject to the other terms and conditions set forth in this Agreement, on the Second Closing Date, the Lenders agree to loan to Borrowers an aggregate amount equal to the Acquisition Term Loan Amount, which shall be evidenced by Term Notes in favor of each Lender. In the event the conditions to funding the Acquisition Term Loan Amount are not met prior to December 31, 2007, the Lenders obligation to fund the Acquisition Term Loan Amount shall terminate and the Term Loan shall consist only of the Pre-Acquisition Term Loan Amount. No amounts repaid by Borrowers under the Term Loan may be reborrowed.

(b)           Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to participate on a pro rata basis as to each Term Loan determined by such Lender's Applicable Commitment Percentage.

(i)           Repayment of Principal. Borrowers promise to pay to Lenders the outstanding principal of the Term Loan as follows: (A) until the Term Loan Maturity Date, quarterly payments in the amount of, if the Second Closing Date occurs, $1,785,000.00 and, if the Second Closing Date does not occur, $892,500.00, which payments shall be due and payable on the last Business Day of each Fiscal Quarter with the first such payment being due on June 30, 2008, and (B) in full upon the earliest to occur of (1) termination of this Agreement, (2) acceleration of the time for payment of the Indebtedness pursuant to this Agreement or (3) the Term Loan Maturity Date. Subject to the provisions of this Agreement, any amounts outstanding under the Term Loan may be voluntarily prepaid. Borrowers shall notify Agent by 1:00 P.M. (Denver, Colorado time) on the Business Day prior to the Business Day for such prepayment of any prepayment of any portion of the Term Loan.

(ii)           Mandatory Prepayments. No later than 180 days after the receipt of net proceeds from the sale or other disposition of any assets of a Borrower constituting Collateral (other than sale of inventory in the ordinary course of business), the Borrowers shall prepay the Term Loan in the inverse order of the maturity thereof in an aggregate amount equal to 100% of the net proceeds that remain after deducting any amount reinvested in replacement assets within 180 days after receipt of such net proceeds. For purposes of this section, "net proceeds" shall mean all proceeds received from the disposition of such assets less any applicable taxes and reasonable costs of such disposition.

(c)           Interest Option. On each of the First Closing Date and the Second Closing Date, Borrowers shall choose to have the Term Loan accrue interest as a Base Rate Loan or a LIBOR Rate Loan (which, if chosen, also requires Borrowers to choose an Interest Period). In the case of the LIBOR Rate Loan, upon the expiration of an Interest Period, in the absence of a new Interest Period Notice submitted to Agent not less than three (3) Business Days prior to the end of such Interest Period (which shall set forth the new Interest Period or state that the LIBOR Rate Loan is being converted to a Base Rate Loan), the LIBOR Rate Loan then maturing shall be automatically continued at the then current LIBOR Rate for an additional Interest Period equal to the expired Interest Period; provided, however, that if the Term Loan Maturity Date would fall within such subsequent Interest Period, the LIBOR Rate Loan then maturing shall be automatically converted to a Base Rate Loan. At any time prior to the Term Loan Maturity Date, Borrowers may request to convert a Base Rate Loan to a LIBOR Rate Loan upon submission of a LIBOR Rate Notice to Agent at least three (3) Business Days prior to the effectiveness of such conversion.

ARTICLE III
LETTERS OF CREDIT

3.1	AMOUNT.

As part of the Revolving Facility, Borrowers may, subject to the terms and conditions of this Agreement, request Letters of Credit to be issued in an amount not to exceed the Total Letter of Credit Commitment and in the event and to the extent the Issuing Bank issues a Letter of Credit on behalf of a Borrower, the Total Revolving Credit Commitment shall be considered utilized by the amount of such Letter of Credit. Amounts drawn under any Letter of Credit and honored by the Issuing Bank shall become an Advance hereunder in such amount, at such time and subject to the terms of this Agreement, whether or not any Event of Default has occurred. All Letters of Credit issued under this Agreement shall reduce the amount available under the Total Revolving Credit Commitment. At no time shall the aggregate amount of Letter of Credit Outstandings exceed the Total Letter of Credit Commitment; provided, however, that upon expiration or termination of any Letter of Credit, the Total Letter of Credit Outstandings shall be reduced and the Issuing Bank may determine to issue, or cause to be issued, additional Letters of Credit provided that, in connection with any such additional Letter of Credit, the Total Letter of Credit Commitment shall not be exceeded and the other terms and conditions set forth herein have been satisfied. The Issuing Bank shall not be obligated to issue Letters of Credit with an expiration date that extends beyond the earlier of (a) 364 days after the date of issuance for standby letters of credit or 180 days after the date of issuance for trade and commercial letters of credit, and (b) fifteen (15) days prior to the Revolving Credit Maturity Date. All of the Issuing Bank's terms and conditions for the issuance of a Letter of Credit must also be complied with by Borrowers prior to any such issuance.

3.2	COLLATERAL.

Borrowers hereby expressly agree that Borrowers' obligations relating to any Letter of Credit are secured by the Collateral.

ARTICLE IV
INTEREST, FEES AND PAYMENT CONVENTIONS

4.1	PROMISE TO PAY INTEREST.

(a)           Interest. Borrowers agree to pay interest on the Revolving Credit Outstandings and the Term Loans from time to time as provided herein. The unpaid principal balance of each Base Rate Advance and of each Base Rate Loan will bear interest at an annual rate equal to the Base Rate. The unpaid principal balance of each LIBOR Rate Advance and of each LIBOR Rate Loan will bear interest at an annual rate equal to the LIBOR Rate.

(b)           Interest Payments.

(i)           Revolving Facility. Interest on Base Rate Advances shall be due and payable monthly in arrears on the last Business Day of each month. Interest on LIBOR Rate Advances shall be due and payable in arrears at the end of the applicable Interest Period but, in any event, no less than every ninety (90) days.

(ii)           Term Facility. Interest on Base Rate Loans shall be due and payable monthly in arrears on the last Business Day of each month. Interest on LIBOR Rate Loans shall be due and payable in arrears at the end of the applicable Interest Period but, in any event, no less than every ninety (90) days.

(c)           Default Interest. Notwithstanding the rates of interest specified in Sections 4.1(a) and 4.1(b) and the payment dates specified herein, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance, and accrued interest thereon as of such date, of all outstanding Revolving Loans and the Term Loans shall to the extent permitted by applicable law bear interest payable at the Default Rate. In addition, all other amounts due Agent or the Lenders (whether directly or for reimbursement) under this Agreement or any of the other Transaction Documents, if not paid when due or, in the event no time period is expressed, if not paid within five (5) days after written notice from Agent that the same has become due, shall thereafter bear interest at the Default Rate. Finally, any amount due (i) on the Revolving Facility on the Revolving Credit Maturity Date that is not then paid and (ii) on the Term Loans on the Term Loan Maturity Date that are not then paid shall also bear interest thereafter at the Default Rate.

(d)           Interest Rate Swaps. Borrowers shall have the right to enter into fixed rate interest rate swaps with any Lender or any other financial institution. Any obligations of a Borrower to a Lender under an interest rate swap shall be Indebtedness and secured by the security interest granted in Article V.

4.2	PROMISE TO PAY FEES.

(a)           Commitment Fee. For the period beginning on the First Closing Date and ending on the Revolving Credit Maturity Date, the Borrowers agree to pay to the Agent, for the pro rata benefit of the Lenders, based on their Applicable Commitment Percentages, a commitment fee in the amount of the Applicable Margin on the average daily unused portion of the Revolving Line of Credit. Usage on the Revolving Line of Credit will equal the sum of Revolving Credit Outstandings and Letter of Credit Outstandings. Such fees shall be due and payable monthly in arrears on the first day of each month beginning on the first day of the first month following the First Closing Date and shall be based on the unused commitments for the immediately preceding month.

(b)           Letter of Credit Fees. The Borrowers shall pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee equal to the Applicable Margin for LIBOR Rate Advances per annum on the aggregate amount of Letter of Credit Outstandings. Such fee shall be due and payable quarterly in arrears on the last day of each Fiscal Quarter, the first such payment to be made on the first such date occurring after the date of the issuance of a Letter of Credit.

(c)           Letter of Credit Fronting and Administrative Fees. Borrowers agree to pay Agent a fee equal to 0.125% per annum of the face amount of each Letter of Credit requested by Borrowers, if any. Such fee shall be due and payable quarterly in arrears on the last day of each Fiscal Quarter, the first such payment to be made on the first such date occurring after the date of the issuance of a Letter of Credit. Borrowers also agree to pay all present and future expenses, charges, costs and fees of any Letter of Credit application, including, without limitation, all amendment fees, presentation fees, wire charges and attorneys' fees and expenses of the Issuing Bank.

(d)           Delayed Draw Fees. Borrowers shall pay to the Agent for the account of each Lender, based on its Applicable Commitment Percentage, a commitment fee equal to 0.75% per annum times $25,000,000 for the period between the First Closing Date and the earliest to occur of (i) the termination of the Lenders' obligation to fund the Acquisition Term Loan Amount, and (ii) the Second Closing Date. This fee shall accrue at all times during this period, and shall be due and payable monthly in arrears on the last Business Day of each month, commencing with the first such date to occur after the First Closing Date.

(e)           Payment of Fees. The fees described in this Section 4.2 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money. The obligation of Borrowers to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrowers to pay interest, other fees and expenses otherwise described in this Agreement or in any other agreement with the Agent. All fees shall be payable when due at Agent's office in Colorado in immediately available funds and shall be non-refundable when paid. Such fees shall constitute part of the Facility, secured by all of the Collateral.

4.3	COMPUTATION OF INTEREST AND FEES.

Interest and fees shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. Notwithstanding any of the terms and conditions contained in this section, interest in respect of the Revolving Credit Outstandings, Letter of Credit Outstandings and the Term Loan shall not exceed the maximum rate permitted by applicable law.

4.4	DEFICIENCY ADVANCES: FAILURE TO PURCHASE PARTICIPATIONS.

No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Advance hereunder or to fund its purchase of any Participation hereunder nor shall the Applicable Commitment Percentage, the Revolving Credit Commitment or Letter of Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrowers as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the applicable Revolving Note in its favor as a Lender all or any portion of such amount or amounts (each, a "Deficiency Advance") and shall thereafter be entitled to payments of principal of and interest on such Deficiency Advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such Advance under its Revolving Note; provided that (a) such defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such Deficiency Advance until the amount of such Deficiency Advance (together with interest thereon as provided in clause (b)) shall be paid by such Lender to the Agent, and (b) upon payment to the Agent from such other Lender of the entire outstanding amount of each such Deficiency Advance, together with accrued and unpaid interest thereon at the Federal Funds Rate, then such payment shall be credited against the applicable Revolving Note of the Agent in full payment of such Deficiency Advance and such Borrower shall be deemed to have borrowed the amount of such Deficiency Advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by such Borrower thereon. In the event any Lender shall fail to fund its purchase of a Participation after notice from the Issuing Bank such Lender shall pay to the Issuing Bank such amount on demand, together with interest at the Federal Funds Rate on the amount so due from the date of such notice to the date such purchase price is received by the Issuing Bank.

4.5	FUNDING LOSSES AND LIBOR ISSUES.

(a)           Basis Unavailable or Inadequate for LIBOR. If, on or before any date when a LIBOR Rate is to be determined, Agent determines that the basis for determining the LIBOR Rate is not available or that the resulting rate does not accurately reflect the cost to Lenders of making or converting Advances or Term Loans at that rate for the applicable Interest Period, then Agent shall promptly notify, in writing, Borrowers and Lenders of that determination (which is conclusive and binding on Borrowers absent manifest error) and the applicable Advance or Term Loan shall bear interest at the Base Rate. Until Agent notifies Borrowers that those circumstances no longer exist, Lenders' commitments under this Agreement to make, or to convert to, LIBOR Rate Advances and LIBOR Rate Loans shall be suspended.

(b)	Additional Costs.

(i)           With respect to any LIBOR Rate Advance or LIBOR Rate Loan, if (A) any present or future law imposes, modifies, or deems applicable (or if compliance by any Lender with any requirement of any court or authority results in) any reserve requirement, and if (B) those reserves reduce any sums receivable by Lenders under this Agreement or increase the costs incurred by Lenders in advancing or maintaining any portion of any LIBOR Rate Advance or LIBOR Rate Loan, then (C) Lenders (through Agent) shall deliver to Borrowers a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase, as the case may be (which certificate is conclusive and binding absent manifest error), and (D) Borrowers shall promptly pay that amount to Agent upon demand. This paragraph shall survive the satisfaction and payment of all Indebtedness and termination of this Agreement. This paragraph may be invoked by Lenders only if Lenders are generally invoking similar provisions against other Persons to which Lenders lend funds pursuant to facilities similar to the Facility.

(ii)           With respect to the Term Loan or the Revolving Line of Credit, if any present or future law regarding capital adequacy or compliance by any Lender with any request, directive or requirement now existing or hereafter imposed by any court or authority regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Agent shall notify Borrowers and deliver to Borrowers a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrowers shall promptly pay that amount to Agent upon demand. This paragraph shall survive the satisfaction and payment of all Indebtedness and termination of this Agreement. This paragraph may be invoked by Lenders only if Lenders are generally invoking similar provisions against other Persons to which Lenders lend funds pursuant to facilities similar to the Facility.

(c)           Change in Law. If any law makes it unlawful for any Lender to make or maintain LIBOR Rate Advances or LIBOR Rate Loans, then that Lender shall promptly notify Borrowers and Agent, and (i) as to undisbursed funds, that requested Advance shall be made as a Base Rate Advance, (ii) as to any outstanding LIBOR Rate Loan or LIBOR Rate Advance, (A) if maintaining the LIBOR Rate Loan or LIBOR Rate Advance until the last day of the applicable Interest Period is unlawful, the LIBOR Rate Loan or LIBOR Rate Advance shall be converted to a Base Rate Loan or Base Rate Advance as of the date of notice, and Borrowers shall pay any related Funding Loss, or (B) if not prohibited by law, the LIBOR Rate Loan or LIBOR Rate Advance shall be converted to a Base Rate Loan or Base Rate Advance as of the last day of the applicable Interest Period, or (C) if any conversion will not resolve the unlawfulness, Borrowers shall promptly pay the LIBOR Rate Loan or LIBOR Rate Advance, without penalty, together with any related Funding Loss. This paragraph may be invoked by Lenders only if Lenders are generally invoking similar provisions against other Persons to which Lenders lend funds pursuant to facilities similar to the Facility.

4.6	FUNDING LOSS.

Borrowers agree to indemnify each Lender against, and pay to it upon demand, any Funding Loss of that Lender. When any Lender demands that Borrowers pay any Funding Loss, that Lender shall deliver to Borrowers and Agent a certificate setting forth in reasonable detail the basis for imposing a Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

4.7	ACCOUNT STATED.

Borrowers agree that each monthly or other statement of account mailed or delivered by Agent to Borrowers pertaining to the outstanding balance of Advances or Letters of Credit under the Revolving Line of Credit, the outstanding balance of the Term Loan, the amount of interest due thereon, fees, and costs and expenses shall be final, conclusive, and binding on Borrowers and shall constitute an "account stated" with respect to the matters contained therein unless, within sixty (60) calendar days after such statement is mailed or, if not mailed, delivered to Borrowers, Borrowers shall deliver to Agent written notice of any objections which they may have as to such statement of account, and in such event, only the items to which objection is expressly made in such notice shall be considered to be disputed by Borrowers.

ARTICLE V
COLLATERAL AND INDEBTEDNESS SECURED

5.1	SECURITY INTEREST.

Each Borrower hereby grants to Lenders a security interest in, and a Lien on, the following property of such Borrower wherever located and whether now owned or hereafter acquired:

(a)           All Accounts (other than any governmental Accounts that are not legally assignable by Borrower), Inventory, general intangibles, chattel paper, documents, and instruments, whether or not specifically assigned to Lenders, automotive equipment, motor vehicles and fixtures;

(b)           All guaranties, collateral, liens on, or security interests in, real or personal property, leases, letters of credit, and other rights, agreements, and property securing or relating to payment of Accounts;

(c)           All rights to receive the surplus funds, if any, which are payable to Borrower following the termination of any Pension Plan and the satisfaction of all liabilities to participants and beneficiaries under such Pension Plan in accordance with applicable law;

(d)           All trademarks, trademark rights, patents, patent rights, intellectual property licenses and permits, trade names, trade name rights, and approvals, including, without limitation, those listed on Schedule 5.1(d) attached hereto, together with all income, royalties, damages and payments now and hereafter due and payable thereunder with respect thereto;

(e)           Equipment, whether or not affixed to realty, including Unencumbered Aircraft and equipment located thereon but excluding any Aircraft that is the subject of a Permitted Encumbrance;

(f)           All sale, service, performance and equipment lease contracts as to which Borrower is lessee, agreements and grants (whether written or oral), and any other contract (whether written or oral) between Borrower and third parties (except for any real property leases, or any equipment leases that do not allow an assignment of such leases by their terms, neither of which shall be Collateral);

(g)           The entire goodwill and all product lines of Borrower's businesses and other general intangibles, including, without limitation, know-how, trade secrets, customer lists, proprietary information, inventions, methods, procedures and formulae in connection with the use of and symbolized by the trademarks of Borrower;

(h)           All books, records, ledger cards, data processing records, computer software, and other property at any time evidencing or relating to Collateral;

(i)           All monies, securities (including a pledge of all stock of any Affiliate owned by Borrower or any Consolidated Subsidiary and other property now or hereafter held, or received by, or in transit to, Lenders from or for Borrower, and all of Borrower's investment property and financial assets (as each is defined in the UCC)), deposit accounts, credits, and balances with Lenders existing at any time;

(j)           All parts (other than parts included in the purchase of Aircraft that is the subject of a Permitted Encumbrance), accessories, attachments, special tools, additions, replacements, substitutions, and accessions to or for all of the foregoing;

(k)           All proceeds and products of all of the foregoing in any form, including, without limitation, amounts payable under any policies of insurance insuring the foregoing against loss or damage, and all increases and profits received from all of the foregoing;

provided, however, the Collateral shall not include any rights or interests of Borrower under any licenses, leases or other contracts if and to the extent that the granting of a security interest in such licenses, leases or contract is prohibited as a matter of law (as opposed to a contractual prohibition); provided, further, (i) if any such prohibition is no longer effective, a security interest therein in favor of Agent shall automatically arise hereunder without any further action on the part of Borrower or Agent and (ii) nothing contained herein shall be deemed to limit, impair or otherwise affect Agent's security interest in any rights or interests of Borrower in or to monies due or to become due under any such agreement.

5.2	INDEBTEDNESS SECURED.

The Security Interest secures payment of any and all Indebtedness and the performance of all obligations and agreements of Borrowers to Lenders, whether now existing or hereafter incurred or arising, of every kind and character, primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, and whether such Indebtedness is from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, including, without limitation: (a) all Advances under the Revolving Line of Credit, the Revolving Note, and any Letters of Credit; (b) all amounts owed under the Term Loan; (c) all interest which accrues on any Indebtedness, until payment of such Indebtedness in full, including, without limitation, all interest provided for under this Agreement or any other Transaction Documents; (d) all other monies payable by Borrowers, and all obligations and agreements of Borrowers to Lenders, pursuant to the Transaction Documents or any interest rate swap agreement; (e) all debts owed, or to be owed, by Borrowers to Lenders or their Affiliates that arise from negative balances which may exist from time to time in any operating, deposit or other account maintained with an Affiliate of a Lender; and (f) all monies payable by any Third Party, and all obligations and agreements of any Third Party to any Lender, pursuant to any of the Transaction Documents.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

To induce Lenders to enter into this Agreement, make the Term Loan, make Advances, and provide Letters of Credit to Borrowers from time to time as herein provided, Borrowers represent and warrant as of the First Closing Date, as of each date an Advance is made, and so long as any Indebtedness remains unpaid or this Agreement remains in effect, as follows:

6.1	EXISTENCE.

Each Borrower and each Consolidated Subsidiary is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly licensed or qualified to do business and in good standing in every state in which the nature of its business or ownership of its property requires such licensing or qualification, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2	CAPACITY.

The execution, delivery, and performance of the Transaction Documents to which each Borrower is a party are within such Borrower's corporate or limited liability company powers, have been duly authorized by all necessary and appropriate corporate or limited liability company action, and are not in contravention of any law or the terms of such Borrower's articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents or any amendment thereto, or of any indenture, agreement, undertaking, or other document to which such Borrower is a party or by which such Borrower or any of such Borrower's property is bound or affected, except where any contravention of an indenture, agreement, undertaking or document would not reasonably be expected to have a Material Adverse Effect.

6.3	INVENTORY.

(a)           All written representations made by Borrowers to Lenders, and all documents and schedules given by Borrowers to Lenders, relating to the description, quantity, quality, condition and valuation of the Inventory are true and correct in all material respects; (b) Borrowers have not received any Inventory on consignment or approval unless Borrowers (i) have marked such Inventory on consignment or approval or have segregated it from all other Inventory, and (ii) have appropriately marked its records to reflect the existence of such Inventory on consignment or approval; (c) Inventory is located only (i) at the address or addresses of Borrowers set forth on the signature pages to this Agreement, (ii) at or in transit between the locations specified in Schedule 6.3 attached hereto (as such schedule may be updated from time to time upon at least five (5) days prior written notice to Agent from Borrower), (iii) at various other locations of third-party vendors for warranty, repair, maintenance and refurbishment, (iv) as to parts affixed to Aircraft, as mobile goods, at locations throughout the Aircraft's intended area of service or (v) at such other place or places as may be approved by Lenders in writing; (d) all Inventory is insured as required by Section 8.7 pursuant to policies in full compliance with the requirements of such section; and (e) to Borrowers' knowledge, all Inventory produced by Borrower has been produced in substantial compliance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders promulgated thereunder.

6.4	TITLE TO COLLATERAL.

(a)           Borrowers are, as of the date hereof, and, as to Collateral acquired by them from time to time after the date hereof, will be, the sole direct and beneficial owner of the Collateral free of all security interests, liens, and other encumbrances except (i) the Security Interest, (ii) Permitted Encumbrances, and (iii) as described in Schedule 6.4 attached hereto; (b) Borrowers have the unconditional authority to grant the Security Interest to Lenders; and (c) assuming that all necessary filings under the UCC and with the FAA and the U.S. Patent and Trademark Office have been made and, if applicable, assuming compliance with the Federal Assignment of Claims Act of 1940, as amended, to the extent such lien and security interest may be perfected as a result of such filings, Agent has an enforceable first lien and perfected first priority security interest on all Collateral, superior and prior to the rights of all other Persons therein, other than Permitted Encumbrances and those security interests, liens, or encumbrances described in Schedule 6.4.

6.5	ACCOUNTS.

No Account of Borrowers is an instrument, document, or chattel paper or is evidenced by any note, draft, trade acceptance, or other instrument for the payment of money, except such instrument, document, chattel paper, note, draft, trade acceptance, or other instrument as has been endorsed and delivered by Borrowers to Agent and has not been presented for payment and returned uncollected for any reason.

6.6	EQUIPMENT.

All of Borrowers' equipment is located, and equipment that is a fixture is affixed to real property, only at the locations identified in Section 6.3(c). The real property at which such equipment is located is owned or leased pursuant to valid leasehold interests by Borrowers or by the Person or Persons named in Schedule 6.6 and is encumbered only by the mortgage or leases listed in Schedule 6.6.

6.7	PLACE OF BUSINESS.

(a)           Borrowers are engaged in business operations which are in whole, or in part, carried on at the locations specified on, the signature pages to this Agreement and on Schedule 6.3; (b) Borrowers' chief executive offices are located is at the address specified as such on the signature pages to this Agreement; and (c) Borrowers' records concerning the Collateral are kept at the address specified on the signature pages to this Agreement or in Schedule 6.7 attached hereto.

6.8	FINANCIAL CONDITION.

Borrowers have furnished to Lenders Borrowers' financial statements for the quarter ended June 30, 2007, which statements fairly represent the financial condition and results of the operations of Borrowers and the Consolidated Subsidiaries as of the dates, and for the period referred to, and have been prepared in accordance with GAAP (except for year-end adjustments) consistently applied during each period involved and from period to period. Since the date of such financial statements, there have not been any changes in the financial condition reflected in such financial statements that would reasonably be expected to have a Material Adverse Effect.

6.9	TAXES.

Except as set forth in Schedule 6.9 attached hereto, (a) all federal and other tax returns required to be filed by Borrowers and each Consolidated Subsidiary have been filed, are true and correct in all material respects, and all taxes required by such returns to be paid by Borrowers have been paid when due (other than any taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrowers or each Consolidated Subsidiary, as the case may be); and (b) neither any Borrower nor any Consolidated Subsidiary has received any written notice from the Internal Revenue Service or any other taxing authority challenging the accuracy or validity of any filed return which remains unresolved.

6.10	LITIGATION.

Except as disclosed in Schedule 6.10 attached hereto, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Borrowers, threatened in writing against any Borrower or any Consolidated Subsidiary, or any basis therefor, which, if adversely determined, in any case or in the aggregate, would reasonably be expected to have a Material Adverse Effect or materially impair the right or ability of any Borrower or any Consolidated Subsidiary to carry on its operations substantially as conducted on the date of this Agreement.

6.11	ERISA MATTERS.

Except to the extent such occurrence does not have a Material Adverse Effect, (i) no Pension Plan has been terminated, or partially terminated, or is insolvent, or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; (ii) neither any Borrower nor any Consolidated Subsidiary has withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which, if continued, would result in a complete or partial withdrawal; (iii) neither any Borrower nor any Consolidated Subsidiary has incurred any withdrawal liability, including, without limitation, contingent withdrawal liability, to any Pension Plan, pursuant to Title IV of ERISA; (iv) neither any Borrower nor any Consolidated Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; (v) no Reportable Event has occurred; (vi) no Pension Plan or other "employee pension benefit plan," as defined in Section 3(2) of ERISA, to which any Borrower or any Consolidated Subsidiary is a party has an "accumulated funding deficiency" (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code; and (vii) the present value of all benefits vested under any Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits; (b) each Pension Plan and each other "employee benefit plan," as defined in Section 3(3) of ERISA, to which any Borrower or any Consolidated Subsidiary is a party is in substantial compliance with ERISA, and no such plan or any administrator, trustee, or fiduciary thereof has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (c) each Pension Plan and each other "employee benefit plan," as defined in Section 3(2) of ERISA, to which any Borrower or any Consolidated Subsidiary is a party has received a favorable determination by the Internal Revenue Service with respect to qualification under Section 401(a) of the Internal Revenue Code or is entitled to rely on the favorable opinion letter issued to the master or prototype plan adopted with respect to the plan, to the extent provided under Revenue Procedure 2005-16; and (d) neither any Borrower nor any Consolidated Subsidiary has incurred any liability to a trustee established pursuant to Section 4042(b) or (c) of ERISA.

6.12	ENVIRONMENTAL MATTERS.

(a)           Any Environmental Questionnaire previously provided to Lenders by Borrowers was accurate and complete at the time it was prepared, and the most recent Environmental Questionnaire is currently accurate and complete.

(b)           Except as listed in Schedule 6.12, no above ground or underground storage tanks containing Hazardous Substances are, or, to the knowledge of Borrowers, have been, located on any property owned, leased or operated by any Borrower or any Consolidated Subsidiary.

(c)           No property owned, leased or operated by any Borrower or any Consolidated Subsidiary is, or, to the knowledge of Borrowers, has been, used for the Disposal of any Hazardous Substance or for the treatment, storage, or Disposal of Hazardous Substances, except in substantial compliance with Environmental Laws.

(d)           To the knowledge of Borrowers, no Release of a Hazardous Substance has occurred, or is threatened on, at, from, or near any property owned, leased or operated by any Borrower or any Consolidated Subsidiary, except in accordance with Environmental Laws.

(e)           Neither any Borrower nor any Consolidated Subsidiary has received written notice of any existing, pending, or threatened suit, claim, notice of violation, or request for information under any Environmental Law.

(f)           To the knowledge of Borrowers, Borrowers and each Consolidated Subsidiary are in substantial compliance with, and have obtained all Environmental Permits required by, all Environmental Laws.

6.13	VALIDITY OF TRANSACTION DOCUMENTS.

The Transaction Documents constitute the legal, valid, and binding obligations of each Borrower and, to the extent they are parties thereto, of each Consolidated Subsidiary and any Third Parties thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors' rights generally or general principles of equity.

6.14	AIR CARRIER CERTIFICATES.

The Air Carrier Certificates listed on Schedule 6.14 remain in full force and effect, and are all Air Carrier Certificates necessary for the Borrowers to conduct their business as currently conducted. Each Borrower operates under an Air Carrier Certificate under Section 44705 of Title 49 of the United States Code of Federal Regulations.

6.15	NO VIOLATIONS.

Neither any Borrower nor any Consolidated Subsidiary is in violation of any term of (i) its organizational documents or (ii) any mortgage, borrowing agreement, or other instrument or agreement pertaining to indebtedness for borrowed money, which violation, in the case of (ii) above, would reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any Consolidated Subsidiary is in violation of any term of any other instrument, or agreement to which it is a party or by which it or its property may be bound which would reasonably be expected to result in a Material Adverse Effect. Neither any Borrower nor any Consolidated Subsidiary is in violation of any order, writ, judgment, injunction, or decree of any court of competent jurisdiction. The execution, delivery and performance of the Transaction Documents is, and will be, in compliance with the foregoing and will not result in any violation thereof, or result in the creation of any mortgage, lien, security interest, charge, or encumbrance upon, any properties or assets of any Borrower or any Consolidated Subsidiary except in favor of Agent.

6.16	TRADEMARKS AND PATENTS: OTHER INTELLECTUAL PROPERTY.

Schedule 5.1(d) lists, as of the First Closing Date, all material trademarks, trademark rights, patents, patent rights, trade names, trade name rights and copyright registrations and applications that are used by and required for Borrowers and each Consolidated Subsidiary in the conduct of its business as now conducted. Borrowers have the right to use all such intellectual property pursuant to valid trademarks, patents, licenses, sub-licenses or other agreement except with respect to any software used by the Borrowers where the failure to have such right to use would not have a Material Adverse Effect. Other than items in the ordinary course of business relating to interference, infringement or misappropriation of its intellectual property that would not have a Material Adverse Effect on any Borrower or its Consolidated Subsidiaries, (a) Borrowers have not received any written claim, demand or notice alleging that its intellectual property interferes with or infringes any third party's intellectual property rights, and (b) except as set forth on Schedule 5.1(d). to the knowledge of Borrowers and their Consolidated Subsidiaries, no third party has interfered with, infringed upon or misappropriated any material intellectual property rights of any Borrower. Borrowers hereby grant to Agent a limited power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each trademark, patent and copyright included in the Collateral, and to record the same.

6.17	CONTINGENT LIABILITIES.

Except as disclosed in the filings made by AMC with the U.S. Securities and Exchange Commission, there are no suretyship agreements, guaranties, or other contingent liabilities of Borrowers or any Consolidated Subsidiary which would reasonably be expected to have a Material Adverse Effect.

6.18	COMPLIANCE WITH LAWS.

Each Borrower and each Consolidated Subsidiary is in compliance with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by it in the conduct of its business, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.19	LICENSES. PERMITS. ETC.

Each franchise, grant, approval, authorization, license, permit, consent, certificate, and order of and registration, declaration, and filing with, any court, governmental body or authority, or other Person required for or in connection with the conduct of each Borrower's and each Consolidated Subsidiary's business as now conducted is in full force and effect, except for exceptions to the foregoing which would not reasonably be expected to have a Material Adverse Effect.

6.20	LABOR CONTRACTS.

Except as set forth on Schedule 6.20. neither any Borrower nor any Consolidated Subsidiary is a party to any existing or threatened labor dispute or controversy; there are no strikes or walkouts or union organization of any Borrowers' employees threatened or existing; and no labor contract is scheduled to expire until after the Term Loan Maturity Date.

6.21	CONSOLIDATED SUBSIDIARIES.

Borrowers have no Consolidated Subsidiaries other than those listed in Schedule 6.21(a) and, after completion of the Acquisition Agreement, Schedule 6.21(b), and the percentage ownership of such Borrower in each such Consolidated Subsidiary is specified in such Schedule 6.21.

6.22	CAPITALIZATION.

Except as set forth on Schedule 6.22. all of Borrowers' equity interests in any Consolidated Subsidiary have been validly issued in full compliance with all applicable federal and state securities laws, and, with respect to subsidiaries that are corporations, are fully paid and non-assessable. AMC, directly or indirectly, owns all of the outstanding equity interests of each other Borrower and each Consolidated Subsidiary listed on Schedule 6.21(a) and, after the completion of the Acquisition Agreement, will own all of the outstanding equity interests of the Consolidated Subsidiaries identified in Schedule 6.21(b).

6.23	ANTI-TERRORISM LAWS.

(a)            General. Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224. Neither any Borrower nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a "Blocked Person"):

(i)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)         a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)        a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)        a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224;

(v)         a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)        a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Borrower or, to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.24	TRADING WITH THE ENEMY.

No Borrower has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

6.25	DISCLOSURE.

No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which would reasonably be expected to have a Material Adverse Effect.

6.26	DELIVERY OF ACQUISITION AGREEMENT.

The Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) has not been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to and approved by Agent.

ARTICLE VII
CERTAIN DOCUMENTS TO BE DELIVERED TO AGENT

7.1	CLOSING DELIVERIES.

(a)           As a condition to entering into this Agreement and the other Transaction Documents and making the Term Loan in the Pre-Acquisition Term Loan Amount and any Advance under the Revolving Line of Credit, Borrowers shall deliver, or cause to be delivered, to Agent on the First Closing Date the following items:

(i)          Term Note for each Lender;

(ii)         Revolving Note for each Lender;

(iii)        Secretary's Certificate;

(iv)        Officer's Certificate as to accuracy of representations and warranties and availability under the Revolving Facility of at least $25,000,000 on the First Closing Date (after taking into account all disbursements to occur related to the First Closing Date) and stating that no event has occurred that has caused a Material Adverse Effect;

(v)         Landlord waiver for the Denver Facility in a form reasonably acceptable to Agent;

(vi)        UCC-1s on the Collateral;

(vii)       Payoff letters and UCC-3s on outstanding debt being repaid on the First Closing Date;

(viii)      Any necessary regulatory approval of any governmental bodies;

(ix)         Legal opinion of counsel to Borrowers; and

(x)          Payment of all fees and expenses due on the First Closing Date.

(b)           As a condition to making the Term Loan in the Acquisition Term Loan Amount, Borrowers shall deliver, or cause to be delivered, to Agent on the Second Closing Date the following items:

(i)          Term Note for each Lender;

(ii)         Officer's Certificate as to accuracy of representations and warranties (including with respect to all new Borrowers) and availability under the Revolving Facility of at least $25,000,000 on the Second Closing Date (after taking into account all disbursements to occur related to the Second Closing Date) and stating that no event has occurred that has caused a Material Adverse Effect;

(iii)        Updated schedules to this Agreement (which must be acceptable to Agent and each Lender in its sole discretion);

(iv)        Guaranty agreements and security agreements for each Consolidated Subsidiary that is not a Borrower;

(v)         Legal opinion of counsel to Borrowers (with respect to new Borrowers);

(vi)        Acquisition Agreement and evidence of closing deliveries thereunder, which shall be reasonably acceptable to Agent; and

(vii)       Payment of all fees and expenses due on the Second Closing Date.

7.2	ADVANCE REQUIREMENTS.

In addition to the provisions of Section 7.1, the following conditions must be met prior to Lenders making any Advance under the Revolving Line of Credit:

(a)           All representations and warranties of Borrowers in Article VI shall be true and correct in all material respects on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(b)           Borrowers shall have complied with all of its covenants set forth in this Agreement to have been complied with prior to the time of such Advance;

(c)           No Event of Default shall have occurred and be continuing or would occur as a result of such Advance;

(d)           All required fees and expenses shall have been paid to Agent; and

(e)           Agent shall have received any other documents reasonably requested by it.

7.3	ADDITIONAL DOCUMENTS.

Borrowers shall deliver to Agent, at such times as Agent may reasonably request, any other documents and information reasonably requested by Agent, all in form, content and detail reasonably satisfactory to Agent.

ARTICLE VIII
AFFIRMATIVE COVENANTS

So long as any part of the Indebtedness remains unpaid, or this Agreement remains in effect, Borrowers shall comply with the covenants contained elsewhere in this Agreement, and with the covenants listed below:

8.1	FINANCIAL INFORMATION.

Borrowers shall furnish to Agent for the benefit of Lenders:

(a)           As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated financial statements of Borrowers as of the end of such year, fairly presenting Borrowers' financial position, which statements shall consist of a balance sheet and related statements of operations, stockholders' equity, and cash flows covering the period of Borrowers' immediately preceding Fiscal Year, which shall be prepared in accordance with GAAP consistently applied during each period involved, and audited by independent certified public accountants reasonably satisfactory to Lenders, together with copies of any management letters provided by said accountants to Borrowers in connection with performing such audit. Such financial statements shall be accompanied by a certificate signed by an Authorized Representative of Borrowers or other Person satisfactory to Lenders in the form of Exhibit E attached hereto and made a part hereof. In addition, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a compliance certificate executed by an Authorized Representative of Borrowers or other Person satisfactory to Lenders in the form of Exhibit F attached hereto and made a part hereof.

(b)           As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (except the final quarter of Borrowers' Fiscal Year), unaudited consolidated financial statements of Borrowers as of the end of such quarter, fairly presenting Borrowers' financial position, which statements shall consist of a balance sheet and related statements of operations and cash flows covering the period from the end of the immediately preceding Fiscal Year to the end of such quarter, which shall be prepared in accordance with GAAP, consistently applied during each period involved (subject to year-end adjustments), all in such detail as Lenders may request. Such financial statements shall be accompanied by a certificate signed by an Authorized Representative of Borrowers or other Person satisfactory to Lenders in the form of Exhibit E attached hereto and made a part hereof. In addition, as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the final quarter of Borrowers' Fiscal Year), a compliance certificate executed by an Authorized Representative of Borrowers or other Person satisfactory to Lenders in the form of Exhibit F attached hereto and made a part hereof.

(c)           At least thirty (30) days prior to the close of each Fiscal Year of Borrowers, a consolidated plan/budget for the succeeding Fiscal Year prepared in accordance with Borrowers' normal accounting procedures (and which represent management's reasonable estimate of Borrowers' projected performance during such periods) applied on a consistent basis, including, without limitation, (i) forecasted consolidated balance sheets, statements of operations and cash flows of Borrowers as of and for such Fiscal Year, (ii) the amount of forecasted capital expenditures for such Fiscal Year, and (iii) appropriate discussion of the principal assumptions on which such budget/plan is based.

(d)           Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports that AMC sends to its shareholders, and copies of any and all periodic and special reports and registration statements which AMC files with the Securities and Exchange Commission. To the extent that such statement and reports are filed electronically and are available on the website maintained by the Securities and Exchange Commission, such delivery may be effected by reference to such website.

(e)           Such additional information as Lenders may from time to time reasonably request regarding the financial and business affairs of any Borrower or any Consolidated Subsidiary.

8.2	INVENTORY IN POSSESSION OF THIRD PARTIES.

If any Inventory remains in the hands or control of any of Borrowers' agents, finishers, contractors, or processors, or any other Person, Borrowers shall, upon the written request of Agent, notify such party of Lenders' Security Interest in the Inventory and instruct such party to hold such Inventory for the account of Lenders and subject to the instructions of Agent, and provide waivers of any landlord or warehouse liens (or similar liens) in a form reasonably acceptable to Agent.

8.3	EXAMINATION OF BOOKS AND RECORDS.

Borrowers shall at all reasonable times during normal business hours, and from time to time, at Borrowers' reasonable expense, permit Agent or its representatives to inspect the Collateral and to examine and make extracts from, or copies of, any of Borrowers' books, ledgers, reports, correspondence, and other records.

8.4	VERIFICATION OF COLLATERAL.

Agent shall have the right to verify all or any Collateral in any manner and through any medium Agent may consider appropriate. In the absence of the occurrence and continuance of an Event of Default, Borrowers shall only be required to reimburse the costs of one such examination annually. Borrowers agree to furnish all assistance and information and perform any acts that Agent may reasonably require in connection therewith.

8.5	TAXES.

Borrowers shall promptly pay and discharge all of its taxes, assessments, and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments, and other governmental charges, make all required withholding and other tax deposits, and, upon request, provide Lenders with receipts or other proof that such taxes, assessments, and other governmental charges have been paid in a timely fashion; provided, however, that nothing contained herein shall require the payment of any tax, assessment, or other governmental charge so long as its validity is being contested in good faith, and by appropriate proceedings diligently conducted, and adequate reserves for the payment thereof have been established.

8.6	LITIGATION.

(a)           Borrowers shall promptly notify Agent in writing of any litigation, proceeding, or counterclaim against, or of any investigation of, any Borrower or any Consolidated Subsidiary if (i) the outcome of such litigation, proceeding, counterclaim, or investigation would reasonably be expected to have a Material Adverse Effect or (ii) such litigation, proceeding, counterclaim, or investigation questions the validity of any Transaction Document or any action taken, or to be taken, pursuant to any Transaction Document.

(b)           Borrowers shall furnish to Agent such information regarding any such litigation, proceeding, counterclaim, or investigation as Agent may reasonably request; provided that such information is not required to be provided if doing so, even with all reasonable agreements and/or precautions among the parties, would constitute a waiver of any Borrower's attorney-client privilege.

8.7	INSURANCE.

(a)           Borrowers shall at all times carry and maintain in full force and effect the insurance policies set forth on Schedule 8.7 attached hereto, and such other insurance as Agent may from time to time reasonably require, in coverage, form, and amount, and issued by insurers, reasonably satisfactory to Borrowers and Agent, including, without limitation: workers compensation or similar insurance; public liability insurance; business interruption insurance; and insurance against such other risks as are usually insured against by business entities of established positive reputation engaged in the same or similar businesses as Borrowers and similarly situated.

(b)           Borrowers shall deliver to Agent certificates of insurance or the policies of insurance when requested by Agent, with appropriate endorsements designating Agent as a co-insured and loss payee with respect to the Collateral as its interests may appear as requested by Agent. Each certificate and policy of insurance shall provide that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent.

(c)           Borrowers hereby appoint Agent as their attorney-in-fact, with full authority in the place and stead of Borrowers and in the name of Borrowers, Agent, or otherwise, from time to time in Agent's discretion, to take any actions and to execute any instruments which Agent may deem necessary or desirable to obtain, adjust, make claims under, and otherwise deal with insurance required pursuant hereto and to receive, endorse, and collect any drafts or other instruments delivered in connection therewith; provided, however, that Agent agrees that it will not take any action pursuant to this power of attorney unless Borrowers fail to take any action requested by Agent promptly upon receipt by Borrowers of such request.

8.8           MAINTENANCE OF EXISTENCE; GOOD STANDING: BUSINESS: NEW SUBSIDIARY.

(a)           Borrowers shall at all times maintain their existence, and shall maintain ownership of the equity interest of each Consolidated Subsidiary set forth in Schedule 6.21; provided, however, that no Borrower other than AMC is required to remain in existence or to maintain the same form of organization if its dissolution or change in structure would not reasonably be expected to have a Material Adverse Effect and at least thirty (30) days' prior written notice of such dissolution or change in structure is given to Agent.

(b)           Borrowers shall take all necessary steps to preserve their right to conduct business in all states in which the nature of their business or ownership of their property requires such qualification, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.

(c)           Borrowers' principal business shall be the same as the business conducted on the date of this Agreement.

(d)           Borrowers shall notify Agent in writing prior to the incorporation, formation, acquisition or organization of any new Consolidated Subsidiary.

8.9           PENSION REPORTS.

Upon the occurrence of any Pension Event, Borrowers shall furnish to Agent, as soon as possible and, in any event, within thirty (30) days after Borrowers know of such occurrence, the statement of an Authorized Representative of Borrowers setting forth the details of such Pension Event and the action which Borrowers propose to take with respect thereto.

8.10         NOTICE OF ADVERSE EVENT OR NON-COMPLIANCE.

Borrowers shall notify Agent in writing as soon as possible and in any event within ten (10) days of obtaining knowledge of (a) any failure by any Borrower or any Third Party to comply with any provision of any Transaction Document, and (b) any event or occurrence which has or would reasonably be expected to have a Material Adverse Effect on any Borrower, any Borrower's business or any Borrower's ability to comply with any provision of any Transaction Document.

8.11         COMPLIANCE WITH ENVIRONMENTAL LAWS.

(a)           Borrowers shall comply with all applicable Environmental Laws except where the failure to so comply would not cause a Material Adverse Effect on a Borrower.

(b)           Borrowers shall not cause or permit the unlawful Disposal of Hazardous Substances at any property owned, leased or operated by them or any Consolidated Subsidiary.

(c)           Borrowers shall promptly notify Agent in the event of any Release, or threatened Release, of a Hazardous Substance, from any property owned, leased or operated by Borrowers or any Consolidated Subsidiary in violation of Environmental Laws.

(d)           Borrowers shall, at Agent's reasonable written request, provide, at Borrowers' expense, updated Environmental Questionnaires and/or Environmental Reports concerning any property owned, leased or operated by Borrowers or any Consolidated Subsidiary.

(e)           Borrowers shall deliver promptly to Agent: (i) copies of any documents received from the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency alleging that Borrowers' or any Consolidated Subsidiary has violated or is liable under Environmental Laws; and (ii) copies of any documents submitted by Borrowers or any Consolidated Subsidiary to the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency concerning any violation of any Environmental Law.

8.12	DEFEND COLLATERAL.

Borrowers shall use commercially reasonable efforts to defend Agent's interests in the Collateral against all other parties (other than Lenders).

8.13	USE OF PROCEEDS.

Borrowers shall use the proceeds of Advances under the Revolving Line of Credit, any Letters of Credit, and the Term Loan solely for Borrowers' working capital, acquisitions (including payments under the Acquisition Agreement), the repayment of existing debt, and for such other legal and proper corporate purposes as are consistent with all applicable laws, Borrowers' organizational documents, resolutions of Borrowers' managers and/or board of directors, and the terms of this Agreement.

8.14	COMPLIANCE WITH LAWS.

Borrowers shall comply with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by them in the conduct of their business except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

8.15	MAINTENANCE OF PROPERTY.

Borrowers shall maintain their property, including, without limitation, the Collateral, in good condition and repair (ordinary wear and tear excepted).

8.16	LICENSES. PERMITS. ETC.

Borrowers shall maintain all of their franchises, grants, authorizations, licenses, permits, consents, certificates, and orders necessary to the conduct of their businesses in full force and effect, except where any failure to comply with the foregoing would not reasonably be expected to have a Material Adverse Effect.

8.17	TRADEMARKS AND PATENTS.

Borrowers shall use commercially reasonable efforts to maintain all of their trademarks, trademark rights, patents, patent rights, licenses, permits, trade names, trade name rights, licenses and approvals, including, without limitation, those described in Schedule 5(d). in full force and effect until their respective expiration dates or termination, except to the extent Borrowers determine that any such items are not material to the conduct of their businesses. Within thirty (30) days of the issuance of any new trademark registration to Borrowers or the acquisition or issuance or any patent or copyright registrations or the filing of any application for a trademark, patent or copyright, Borrowers shall deliver to Agent copies of the filings relating to such acquisition or issuance.

8.18	ERISA.

Borrowers shall comply in all material respects with the provisions of ERISA and the Internal Revenue Code with respect to each Pension Plan.

8.19	ACTIVITIES OF CONSOLIDATED SUBSIDIARIES.

Unless the provisions of this Section 8.19 are expressly waived by Lenders in writing, Borrowers shall cause each Consolidated Subsidiary to comply with Articles 8 and 9 hereof, as applicable, and to enter into Third Party security agreements and any other documentation necessary to evidence its obligations to Lenders, including the obligation to grant a security interest in all of its property to Lenders to secure the Loans.

8.20	DEPOSIT OF PROCEEDS OF COLLATERAL.

All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other "blocked account" ("Blocked Accounts"), or (ii) depository accounts ("Depository Accounts"), established at the Agent or other depository institution reasonably acceptable to Agent for the deposit of such proceeds. All funds deposited in such Blocked Accounts shall immediately become the property of Agent. Alternatively, Agent may establish Depository Accounts in the name of Agent at a bank or banks for the deposit of such funds and Borrowers shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

8.21	GOVERNMENT RECEIVABLES.

To the extent requested by Agent, Borrowers shall take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act, the UCC and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Account constituting Collateral arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

ARTICLE IX
NEGATIVE COVENANTS

So long as any part of the Indebtedness remains unpaid or this Agreement remains in effect, each Borrower, without the prior written consent of Lenders, shall not:

9.1	LOCATION OF INVENTORY. EQUIPMENT. AND BUSINESS RECORDS.

Except for property moved in the ordinary course of business and which is returned promptly thereafter, move the Inventory, Equipment, or the records concerning the Collateral from the locations specified in Sections 6.3, 6.6 and 6/7.

9.2	BORROWED MONEY.

Create, incur, assume, or suffer to exist any liability for borrowed money owed to any person other than a Borrower or Consolidated Subsidiary thereof, except (a) for customary trade payables entered into in the ordinary course of Borrower's business, (b) for lease or purchase or other financing or refinancing of Aircraft (including the equipment that is a part thereof); (c) Debt identified on Schedule 9.2 or any refinancing thereof, (d) Debt incurred or assumed in connection with the Acquisition Agreement or other acquisitions permitted under Section 9.5(a); (e) other borrowed money indebtedness for informational technologies systems not to exceed $5,000,000 in the aggregate, or (f) for amounts owed to Lenders.

9.3	SECURITY INTEREST AND OTHER ENCUMBRANCES.

Create, incur, assume, or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

9.4	USE OF COLLATERAL.

Use the Collateral in violation of any provision of the Transaction Documents, any applicable statute, regulation, or ordinance or any policy insuring the Collateral, except for any such violation that would not have a Material Adverse Effect.

9.5	MERGERS. CONSOLIDATIONS. SALES OR ACQUISITIONS.

(a)             Merge or consolidate with or into any corporation or other entity or consummate any purchase or other acquisition of the capital stock or equity interests in, or all or any portion of the property or assets or business of, any other Person, except that (i) any Borrower may merge with a Consolidated Subsidiary or another Borrower in a transaction in which a Borrower is the surviving entity, (ii) the transactions contemplated by the Acquisition Agreement may be completed, and (iii) any Borrower may acquire all or a substantial portion of the assets, stock or other ownership interest of any Person if (A) the Person being acquired is engaged in, or the assets being acquired are used in, the same business as is permitted under Section 8.8(c) or another business reasonably related thereto, (B) at the time of and after giving effect to such acquisition, no Default or Event of Default would exist, (C) after giving effect to such transaction, Borrowers shall be in compliance with Section 9.10, based on Borrowers' projected operations of the combined entity; (D) the total consideration paid by Borrowers is less than $10,000,000; and (E) Agent obtains a first priority perfected security interest in the assets comprising Collateral of the acquired entity, subject to Permitted Encumbrances;

(b)            enter into joint ventures or partnerships with any Person that require a contribution of capital of any kind in excess of $2,000,000 in the aggregate (taking into account all joint ventures or partnerships formed from and after the First Closing Date) from the Borrowers;

(c)            convey, lease, or sell all or any material portion of its property, assets or business, including the Collateral, except for (i) the sale of Inventory in the ordinary course of its business and (ii) sales of assets for a fair market value consideration in accordance with the provisions of Section 2.2(b)(ii) and Section 8.19 of this Agreement.

9.6	RESTRICTED PAYMENT.

Make any Restricted Payment, other than, as long as no Event of Default has occurred or would occur as a result thereof (including compliance with all financial covenants after giving effect to such payment), repurchases of outstanding stock or other equity interests of AMC in amounts not to exceed $5,000,000 in any Fiscal Year.

9.7	INVESTMENTS AND ADVANCES.

Make any investment in, or advances to, any other Person, except (a) advance payments or deposits against purchases made in the ordinary course of a Borrower's regular business; (b) direct obligations of or guaranteed by the United States of America or any agency thereof; (c) commercial paper with maturities of not more than 180 days and a published rating of not less than A-l or P-l (or the equivalent rating); (d) money market mutual funds that invest in direct obligations of or guaranteed by the United States of America or any agency thereof; (e) certificates of deposit with any commercial bank organized or licensed under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $250,000,000; (f) any investments in, or advances to, the Consolidated Subsidiaries; (g) investments permitted by Section 9.5(a); or (h) existing investments set forth on Schedule 9.7.

9.8	GUARANTIES.

Except as set forth on Schedule 9.8. become a guarantor, a surety, or otherwise liable for the debts or other obligations of any other Person (other than a Borrower or a Consolidated Subsidiary), whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies, or services (or by way of stock purchase, capital contribution, advance, or loan) for the purpose of paying or discharging indebtedness, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business.

9.9	NAME CHANGE.

Change its name or its state of formation without giving at least thirty (30) days prior written notice of its proposed new name or state of formation to Agent, together with delivery to Agent of UCC-1 financing statements reflecting Borrower's new name or state of formation and organizational number, if any, all in form and substance reasonably satisfactory to Agent.

9.10	FINANCIAL COVENANTS.

Fail to comply with the following financial covenants:

(a)           Maximum Total Adjusted Debt to EBITDAR. The Total Adjusted Debt to Consolidated EBITDAR Ratio at the end of each Fiscal Quarter shall not exceed 4.00 to 1.00.

(b)           Minimum Fixed Charge Coverage Ratio. Borrowers' Fixed Charge Coverage Ratio at the end of each Fiscal Quarter shall not be less than the following:

Period	Ratio

From the First Closing Date until September30, 2008	1.05 to 1.00
From and after September 30, 2008	1.10 to 1.00

9.11	AGREEMENTS WITH AFFILIATES.

Enter into any agreement or transaction with any Affiliate or any Person that directly or indirectly owns thirty percent (30%) or more of a Borrower or a Third Party or any Person thirty percent (30%) or more of the equity of which is owned by a Borrower or a Third Party except: (a) agreements or transactions in the ordinary course of business which contain terms that are no less favorable to Borrowers than commercially reasonable terms; or (b) agreements or transactions that have the prior written consent of Lenders.

9.12	ANTI-TERRORISM LAWS.

No Borrower shall, until satisfaction in full of the Indebtedness and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a)           Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b)           Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c)           Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrowers shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrowers' compliance with this section.

9.13	TRADING WITH THE ENEMY ACT.

Engage in any business or activity in violation of the Trading with the Enemy Act.

9.14	ADDITIONAL AGREEMENTS.

(a)            Enter into any other agreement that contains any covenants more restrictive on Borrowers than those set forth in this Agreement; or

(b)            Enter into any contract or agreement that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of a Borrower (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on, or collateral assignment of, such fixed assets).

ARTICLE X
EVENTS OF DEFAULT

10.1	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an event of default (individually, an "Event of Default" and, collectively, "Events of Default"):

(a)           Nonpayment. Nonpayment when due of any principal or interest, or of any premium, fee, cost, or expense due under this Agreement or the other Transaction Documents.

(b)           Affirmative Covenants. Default in the observance of any of the covenants or agreements of Borrowers contained in Article VIII which is not remedied within fifteen (15) days after the later of (i) such default or (ii) the date Borrowers learn of such default, but in any event within thirty (30) days after such default.

(c)           Negative Covenants. Default in the observance of any of the covenants or agreements of Borrowers contained in Article IX.

(d)           Other Covenants. Default in the observance of any of the other covenants or agreements of Borrowers contained in the Transaction Documents (other than as referenced in Section 10.1(a) - (c)), or in any other agreement with Lenders which is not remedied by the earlier of ten (10) days after (i) notice thereof by Agent to Borrowers, or (ii) the date Borrowers were required to give notice to Lenders.

(e)           Cessation of Business or Voluntary Insolvency Proceedings. The (i) cessation of operations of Borrowers' business as conducted on the date of this Agreement; (ii) filing by any Borrower of a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction now or hereafter in effect; (iii) making by any Borrower of a general assignment for the benefit of creditors; (iv) consent by any Borrower to the appointment of a receiver or trustee, including, without limitation, a "custodian," as defined in the Federal Bankruptcy Code, for any Borrower or any Borrowers' assets; or (v) execution by any Borrower of a consent to any other type of insolvency proceeding (under the Federal Bankruptcy Code or other insolvency laws).

(f)           Involuntary Insolvency Proceedings. (i) The appointment of a receiver, trustee, custodian, or officer performing similar functions, including, without limitation, a "custodian," as defined in the Federal Bankruptcy Code, for any Borrower or any Borrowers' assets; or the filing against any Borrower of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction now or hereafter in effect; or of any other type of insolvency proceeding (under the Federal Bankruptcy Code or other insolvency laws) shall be instituted against any Borrower; and (ii) such appointment shall not be vacated, or such petition or proceeding shall not be dismissed, within ninety (90) days after such appointment, filing, or institution.

(g)           Other Indebtedness and Agreements. Failure by any Borrower to pay, when due (or, if permitted by the terms of any applicable documentation, within any applicable grace period) any Debt (including trade or other accounts payable) owing by any Borrower to Lenders or any other Person under an agreement with outstanding obligations exceeding $1,000,000 (the "Material Debt Agreements") (other than the Indebtedness incurred pursuant to this Agreement) whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand, or otherwise, or failure by any Borrower to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than a Transaction Document) evidencing or securing or relating to any Material Debt Agreement when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such Debt (including trade or other accounts payable); provided that it shall not be a default under this Agreement if such Borrower has not paid any amount due to anyone other than Lenders which it is currently contesting in good faith and for which adequate reserves have been set aside in the event such contest is unsuccessful.

(h)           Judgments. Any judgment or judgments against any Borrower in an amount in excess of $500,000 (other than any judgment for which such Borrower is fully insured) shall remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of twenty (20) days.

(i)           Pension Default. (i) Any Reportable Event which Lenders shall determine in good faith constitutes sustainable grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation, or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan, shall occur and shall continue thirty (30) days after written notice thereof to Borrowers by Lenders; or (ii) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan; or (iii) except where such termination or withdrawal would not reasonably be expected to have a Material Adverse Effect, (A) any Pension Plan shall be terminated, or (B) any Borrower or any Consolidated Subsidiary shall withdraw from a Pension Plan in a complete withdrawal or a partial withdrawal; or (iv) there shall arise vested unfunded liabilities under any Pension Plan that, in the good faith opinion of Lenders, have or will or might reasonably be expected to have a Material Adverse Effect on the finances or operations of any Borrower; or (v) any Borrower or any Consolidated Subsidiary shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement or which is required to meet statutory minimum funding standards and such delinquency shall continue thirty (30) days after written notice thereof to Borrowers by Agent.

(j)             Collateral; Impairment. (a) A notice of Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment is issued against any of the Collateral which is not stayed or lifted within forty (40) days; (b) there shall occur with respect to the Collateral any material loss, theft, or damage not adequately covered by insurance; or (c) a material portion of the Collateral shall be seized or taken by a governmental body.

(k)             Third Party Default. There shall occur with respect to any Third Party, including, without limitation, any Consolidated Subsidiary (i) any event described in Section 10.1(e), 10.1(f), 10.1(g), or 10.1(h); (ii) any pension default event such as described in Section 10.1 (i) with respect to any pension plan maintained by such Third Party; or (iii) any breach by a Third Party of the terms of any agreement between such Third Party and Lenders.

(1)             Representations. Any certificate, statement, representation, warranty, or financial statement furnished by, or on behalf of, Borrowers or any Third Party, pursuant to, or in connection with, this Agreement (including, without limitation, representations and warranties contained herein) or as an inducement to Lenders to enter into this Agreement or any other lending agreement with any Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified or to have omitted any substantial contingent or unliquidated liability or claim against any Borrower or any such Third Party, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate which shall not have been disclosed in writing to Lenders at, or prior to, the time of such execution.

(m)             Challenge to Validity. Borrowers or any Third Party commences any action or proceeding to contest the validity or enforceability of any Transaction Document or any lien or security interest granted or obligations evidenced by any Transaction Document.

(n)             Termination. Any Third Party terminates or attempts to terminate any guaranty or other Transaction Document executed by such Third Party.

(o)             Material Adverse Effect. A Material Adverse Effect occurs with respect to all Borrowers, taken as a whole.

(p)             Change of Control. A Change of Control shall occur.

10.2	EFFECTS OF AN EVENT OF DEFAULT.

(a)           Upon the happening of one or more Events of Default (except an Event of Default under either Section 10.1(e) or 10.1(f)), Required Lenders may declare any obligations they may have hereunder to be cancelled, and all Indebtedness then outstanding to be immediately due and payable, together with all interest thereon and costs and expenses accruing under the Transaction Documents. Upon such declaration, any obligations Lenders may have hereunder shall be immediately cancelled, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or further notice of any kind to Borrowers.

(b)           Upon the happening of one or more Events of Default under Section 10.1(e) or 10.1(f), Lenders' obligations hereunder shall be cancelled immediately, automatically, and without notice, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrowers.

ARTICLE XI
APPOINTMENT AND AUTHORIZATION OF AGENT

11.1	APPOINTMENT AND AUTHORIZATION.

Each Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Each Lender hereby agrees to the provisions of each of the Transaction Documents and agrees to be bound thereby and authorizes the Agent to enter into or accept each of the foregoing on its behalf.

11.2	AGENT AND AFFILIATES.

KeyBank shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and KeyBank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers, or any of their Affiliates, as if it were not the Agent hereunder.

11.3	ACTION BY AGENT.

The obligations of the Agent hereunder are only those expressly set forth herein. All notices, payments, fees or other documents or items received by Agent from Borrowers shall be for the benefit of the Lenders, and Agent shall promptly, after receipt, deliver any documents or pro rata portion of fees and payments to each Lender (except where, pursuant to this Agreement, any Lender is not entitled to any fee or payment or is entitled to a lesser or greater portion of any fee or payment). Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Event of Default, except as expressly provided in this Agreement.

11.4	CONSULTATION WITH EXPERTS.

The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5	LIABILITY OF AGENT.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any other Lender for any action taken or not taken by it in connection with any of the Transaction Documents (a) with the consent or at the request of the Required Lenders, or (b) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrowers; (iii) the satisfaction of any condition specified herein, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any of the Transaction Documents or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

11.6	INDEMNIFICATION.

Each Lender, including KeyBank, shall, ratably based on its Applicable Commitment Percentage, indemnify the Agent (to the extent not reimbursed by the Borrowers) against any reasonable cost or expense (including counsel fees and disbursements), or any claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with any of the Transaction Documents or any action taken or omitted by the Agent thereunder.

11.7	CREDIT DECISION.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under any of the Transaction Documents.

11.8	SUCCESSOR AGENT.

The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent has given notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

11.9	ASSIGNMENT BY LENDERS.

The Lenders may make assignments of their Revolving Credit Commitment to any Eligible Assignee in accordance with the procedure set forth in the definition thereof, which shall include, in the circumstances set forth therein, consent of Borrowers; provided that such assignments are in minimum amounts approved by the Agent, which approval shall not be unreasonably withheld. The Lenders will also be permitted to sell participation rights to any Eligible Assignee in accordance with such procedures. If any Lender makes an assignment as set forth in this section, upon such assignment an assignment fee equal to $3,500 shall be payable to the Agent by the assigning Lender.

ARTICLE XII
AGENT'S RIGHTS AND REMEDIES.

12.1	GENERALLY.

Agent's rights and remedies with respect to the Collateral, in addition to those rights granted herein and in any other agreement between Borrowers and Lenders now or hereafter in effect, shall be those of a secured party under the UCC and under any other applicable law.

12.2	NOTIFICATION OF ACCOUNT DEBTORS.

Upon the occurrence and during the continuance of an Event of Default, Agent may, at any time and from time to time, notify any or all Account Debtors (other than for any Account that is not Collateral) of the Security Interest and may direct such Account Debtors to make all payments on receivables directly to Agent.

12.3	POSSESSION OF COLLATERAL.

Whenever Agent may take possession of the Collateral pursuant to Section 12.1, Agent may take possession of the Collateral on Borrowers' premises or may remove the Collateral, or any part thereof, to such other places as the Agent may, in its sole discretion, determine. If requested by Agent, Borrowers shall assemble the Collateral and deliver it to Agent at such place as may be designated by Agent.

12.4	COLLECTION OF RECEIVABLES.

Upon the occurrence and during the continuance of an Event of Default, Agent may demand, collect, and sue for all monies and proceeds due, or to become due, on the Accounts that constitute Collateral (in either Borrowers' or Lenders' name at the Agent's option) with the right to enforce, compromise, settle, or discharge any or all Accounts that constitute Collateral. If Agent takes any action contemplated by this section with respect to any Account, Borrowers shall not exercise any rights with respect to such Account, except as consented to by Agent.

12.5	LICENSE TO USE PATENTS. TRADEMARKS. AND TRADE NAMES.

Borrowers grant to Agent a royalty-free, non-exclusive license to use any and all patents, trademarks, and trade names now or hereafter owned by or licensed to Borrowers (to the extent the terms of any such license permit a further license to Agent), including, without limitation, the items set forth on Schedule 5.1(d). effective upon, and solely for the purpose of disposing of Inventory after the occurrence and during the continuance of an Event of Default.

12.6	PERFECTING THE SECURITY INTEREST; PROTECTING THE COLLATERAL.

Borrowers hereby authorize Agent to file such financing statements relating to the Collateral without Borrowers' signature thereon as Agent may deem appropriate, and appoints Agent as Borrowers' attorney-in-fact to perform all other acts which Agent deems appropriate to perfect and continue the Security Interest and to protect, preserve, and realize upon the Collateral, subject to the terms and conditions of this Agreement.

12.7	PERFORMANCE OF BORROWERS' DUTIES.

Upon Borrowers' failure to perform any of its duties under the Transaction Documents, including, without limitation, the duty to obtain insurance as specified in Section 8.7, Lenders may, but shall not be obligated to, perform any or all such duties.

12.8	NOTICE OF SALE.

Without in any way requiring notice to be given in the following manner, Borrowers agree that any notice by Agent of sale, disposition, or other intended action hereunder, or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to Borrowers if such notice is mailed by regular or certified mail, postage prepaid, at least ten (10) calendar days prior to such action, to Borrowers' address or addresses specified on the signature page hereof or to any other address which Borrowers have specified in writing to Agent as the address to which notices hereunder shall be given to Borrowers.

12.9	WAIVER BY LENDERS.

No course of dealing among Borrowers and Lenders and no delay or omission by Lenders in exercising any right or remedy under the Transaction Documents or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Lenders are cumulative.

12.10	WAIVER BY BORROWERS.

Lenders shall have no obligation to take, and Borrowers shall have the sole responsibility for taking, any and all steps to preserve rights against any and all Account Debtors and against any and all prior parties to any note, chattel paper, draft, trade acceptance, or other instrument for the payment of money covered by the Security Interest whether or not in Lenders' possession. Lenders shall not be responsible to Borrowers for loss or damage resulting from Lenders' failure to enforce any Accounts or to collect any moneys due, or to become due, thereunder or other proceeds constituting Collateral hereunder. Borrowers waive protest of any note, check, draft, trade acceptance, or other instrument for the payment of money constituting Collateral at any time held by Lenders on which Borrowers are in any way liable and waives notice of any other action taken by Lenders, including, without limitation, notice of Lenders' intention to accelerate the Indebtedness or any part thereof.

12.11	SETOFF.

Without limiting any other right of Lenders, upon the occurrence and during the continuance of an Event of Default, Lenders, at their sole election, may apply to the Indebtedness any and all property of any Borrower held by Lenders in any capacity, and may exercise a right of setoff against any monies owed to Lenders by any Borrower.

ARTICLE XIII
MISCELLANEOUS

13.1	EXPENSES.

The Borrowers agree to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Transaction Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Transaction Documents. The Borrowers further agree to pay on demand all costs and expenses of the Agent and the other Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Transaction Documents and the other documents to be delivered hereunder. Notwithstanding the foregoing, Borrowers shall not be obligated to pay any expenses of the Agent that are incurred due to the failure of the Agent to act in accordance with this Agreement.

13.2	LENDERS' CONSENTS. WAIVERS AND AMENDMENTS.

The Required Lenders shall have the authority to grant any consents or waivers or approve any amendments to the Transaction Documents; provided, however, that unanimous approval of the Lenders shall be required for (a) increases in the aggregate Revolving Credit Commitment, (b) reductions of principal, interest or fees payable other than as permitted under Section 2.1(h), (c) extensions of scheduled maturities or times for payments, (d) the release of any Collateral, except in connection with sales of assets in accordance with the terms hereof, and (e) any amendment to required voting percentages.

13.3	ASSIGNMENT.

The rights and benefits of Lenders hereunder shall, if Lenders so agree, inure to any party acquiring any interest in the Indebtedness or any part thereof, provided such assignee is an Eligible Assignee and agrees in writing to be bound by the terms hereof.

13.4	SUCCESSORS AND ASSIGNS.

Lenders and Borrowers, as used herein, shall include the successors or assigns of those parties, except that no Borrower shall not have the right to assign its rights hereunder or any interest herein.

13.5	MODIFICATION.

No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by Borrowers and the Required Lenders (except as otherwise provided in Section 13.2).

13.6	COUNTERPARTS: FACSIMILES.

This Agreement may be executed in any number of counterparts, and by Lenders and Borrowers on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Agreement. A counterpart hereof executed and delivered by facsimile shall be effective as an original for all applicable purposes.

13.7	GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records to be kept in connection with the provisions of this Agreement, shall be in accordance with GAAP; provided, however, that in the event changes in GAAP after the First Closing Date shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrowers' certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrowers and Lenders shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

13.8	INDEMNIFICATION.

(a)    If after receipt of any payment of all, or any part of, the Indebtedness, Lenders are, for any reason, compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and Borrowers shall be liable, and shall indemnify and hold Lenders harmless for, the amount of such payment surrendered. The provisions of this section shall be and remain effective notwithstanding any contrary action which may have been taken by Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Lenders' rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 13.8(a) shall survive the termination of this Agreement and the Transaction Documents.

(b)           Borrowers agree to indemnify, defend, and hold harmless Lenders from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representations, remedial response, removal, restoration, or permit acquisition, which may now, or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Lenders as a result of the presence of, Release of, or threatened Release of Hazardous Substances on, in, under, or near the property owned, leased or operated by any Borrower or any Consolidated Subsidiary. The liability of Borrowers under the covenants of this Section 13.8(b) is not limited by any exculpatory provisions in this Agreement or any other documents securing the Indebtedness and shall survive repayment of the Indebtedness or any transfer or termination of this Agreement regardless of the means of such transfer or termination. Borrowers agree that Lenders shall not be liable to Borrowers or any Consolidated Subsidiary for the completeness or accuracy of any Environmental Report or the information contained therein. Borrowers further agree that Lenders have no duty to warn Borrowers about any actual or potential environmental contamination or other problem that may have become apparent, or will become apparent, to Lenders. The provisions of this Section 13.8(b) shall survive repayment of the Indebtedness.

(c)           Borrowers agree to pay, indemnify, and hold Lenders harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, counsel and special counsel fees and disbursements in connection with any litigation, investigation, hearing, or other proceeding) with respect, or in any way related, to the existence, execution, delivery, enforcement, performance, and administration of this Agreement and any other Transaction Document (collectively, the "Indemnified Liabilities"), except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified. The provisions of this Section 13.8(c) shall survive repayment of the Indebtedness.

13.9	TERMINATION.

This Agreement is, and is intended to be, a continuing Agreement and shall remain in full force and effect until the full and final payment of all of the Indebtedness in immediately available funds. Subject to the terms and conditions hereof, Borrowers may terminate this Agreement at any time by giving Lenders a written notice of termination within the time periods required in Sections 2.2(b)(i) and 2.1(h), upon the expiration of which time periods all outstanding Indebtedness shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of such Indebtedness is otherwise due and payable pursuant to the agreement or instrument evidencing same. Lenders may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the Security Interest, Lenders' rights and remedies under the Transaction Documents and Borrowers' obligations and liabilities under the Transaction Documents, shall survive any termination of this Agreement and shall remain in full force and effect until all of the Indebtedness outstanding, or contracted or committed for (whether or not outstanding), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Indebtedness in immediately available funds. Thereafter, Lenders shall (at Borrowers' expense) release or terminate all security interests, liens and encumbrances held by Agent on the Collateral.

13.10	FURTHER ASSURANCES.

From time to time, Borrowers shall take such action and execute and deliver to Lenders such additional documents, instruments, certificates, and agreements as Lenders may reasonably request to effectuate the purposes of the Transaction Documents.

13.11	HEADINGS.

Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

13.12	CUMULATIVE SECURITY INTEREST. ETC.

The execution and delivery of this Agreement shall in no manner impair or affect any other security (by endorsement or otherwise) for payment or performance of the Indebtedness, and no security taken hereafter as security for payment or performance of the Indebtedness shall impair in any manner or affect this Agreement, or the Security Interest granted hereby, all such present and future additional security to be considered as cumulative security.

13.13	LENDERS' DUTIES.

Without limiting any other provision of this Agreement: (a) the powers conferred on Agent or Lenders hereunder are solely to protect their interests and shall not impose any duty to exercise any such powers; and (b) except as may be required by applicable law, neither Agent nor Lenders shall have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.

13.14	NOTICES GENERALLY.

All notices and other communications hereunder, unless otherwise expressly provided, shall be in writing and made by telecopy, overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom sent one Business Day after sending, if sent by telecopy or overnight air courier; and three Business Days after mailing, if sent by certified or registered mail. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth on the signature pages hereof or to such other address as such party may designate for itself in a notice to the other party given in accordance with this Section 13.14. Copies of all notice to Agent in connection herewith shall also be provided to Jacobs Chase Frick Kleinkopf & Kelley LLC, 1050 17th Street, Suite 1500, Denver, CO 80265, Attention: Gary N. Meade, Phone: (303)685-4800, Facsimile: Fax (303) 685-4869.

13.15	SEVERABILITY.

The provisions of this Agreement are independent of, and separable from, each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact thatfor any reason any other such provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

13.16	INCONSISTENT PROVISIONS.

The terms of this Agreement and the other Transaction Documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

13.17	ENTIRE AGREEMENT.

This Agreement, the Exhibits and Schedules attached hereto and incorporated herein by this reference, and the other Transaction Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by Lenders to Borrowers.

13.18	APPLICABLE LAW.

This Agreement, and the transactions evidenced hereby, shall be governed by, and construed under, the internal laws of the State of Colorado, without regard to principles of conflicts of law, as the same may from time to time be in effect, including, without limitation, the UCC.

13.19	CONSENT TO JURISDICTION.

Borrowers and Lenders agree that any action or proceeding to enforce, or arising out of, the Transaction Documents maybe commenced in any state or federal court of competent jurisdiction in the State of Colorado, and Borrowers and Lenders waive personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail to Borrowers or Lenders, as appropriate, or as otherwise provided by the laws of the State or the United States.

13.20	JURY TRIAL WAIVER.

BORROWERS AND LENDERS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWERS OR LENDERS MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED THERETO. BORROWERS REPRESENT AND WARRANT THAT NO REPRESENTATIVE OR AGENT OF LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDERS WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. BORROWERS ACKNOWLEDGE THAT LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 13.20.

13.21	NO ORAL AGREEMENTS.

Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt, are not enforceable. To protect Borrowers and Lenders from misunderstanding or disappointment, any agreements covering such matters are contained in the Transaction Documents, which are the complete and exclusive statement of the agreement between the parties hereto.

13.22	CONFIDENTIALITY.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any permitted assignee of or participant in any of its rights or obligations under this Agreement, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrowers; (g) with the consent of the Borrowers; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this section, or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrowers; or (i) if the applicable Lender is an insurance company, to the National Association of Insurance Commissioners or any other similar organization to the extent requested in connection with a review of such Lender. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement (but not about the Borrowers) to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Transaction Documents. For the purposes of this section, "Information" means all information received from Borrowers or any Consolidated Subsidiary relating to Borrowers or any Consolidated Subsidiary or its respective business, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by Borrowers or any Consolidated Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.23       USA PATRIOT ACT NOTICE.

Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Act.

13.24       JOINT AND SEVERAL OBLIGATIONS.

(a)           Each Borrower agrees that its obligations and liabilities (including the Indebtedness) under this Agreement and all other Transaction Documents are joint and several obligations regardless of which Borrower receives the proceeds of the Transactions or the manner in which the Borrowers, the Agent or the Lenders account therefor in their respective records. Each Borrower acknowledges and agrees that, for purposes of the Transaction Documents, the Borrowers constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement to each other Borrower.

(b)           Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation, their ability to receive the credit extensions under this Agreement and the other Transaction Documents, which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Transaction Documents.

(c)           The Agent and the Lenders have advised the Borrowers that they are unwilling to enter into this Agreement and the other Transaction Documents and make available the credit facilities extended hereby or thereby to a Borrower unless the other Borrowers agree, among other things, to be jointly and severally liable for the due and proper payment of the Indebtedness of the other Borrowers under this Agreement and the other Transaction Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Agent and the Lenders to extend credit pursuant to this Agreement and the other Transaction Documents (i) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder; (ii) because a Borrower may engage in transactions jointly with other Borrowers; and (iii) because a Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of the Borrowers and the joint and several liability of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit of the accommodations made under this Agreement to the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, any individual Borrower.

(d)           Notwithstanding anything herein, in the Notes or in any other Transaction Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, "Fraudulent Transfer Laws"), the obligations of a Borrower under this Agreement, the Notes or any other Transaction Document would, after giving effect to (i) all other liabilities of such Borrower, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Debt to another Borrower); and (ii) the value as assets of such Borrower (as determined under the applicable provisions of such Fraudulent Transfer Laws) and of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Borrower, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, the Notes or any other Transaction Document, then the amount of such liability shall, without any further action by such Borrower, any Lender, the Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(e)           Subject to the terms of this Agreement and the other Transaction Documents, the Agent is hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Indebtedness; (ii) with the written agreement of Borrowers, accelerate or otherwise change the terms relating to the Indebtedness or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent; (iii) accept partial payments of the Indebtedness; (iv) take and hold security or collateral for the payment of the Indebtedness or for the payment of any guaranties of the Indebtedness and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; (vi) settle, release, compromise, collect or otherwise liquidate the Indebtedness and any security or collateral therefor in any manner; and (vii) exercise, in its sole discretion, any right, remedy or combination thereof that may then be available to Agent, without affecting or impairing the Indebtedness of any Borrower. Except as specifically provided in this Agreement or any of the other Transaction Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Indebtedness as Agent shall determine in its sole discretion without affecting the validity or enforceability of the Indebtedness of any other Borrower.

(f)           Each Borrower hereby agrees that, except as hereinafter provided, its liability with respect to the Indebtedness hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Indebtedness from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Indebtedness, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower (other than the Borrower with respect to which such waiver or consent is granted) and delivered to Agent; (iii) the failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Indebtedness; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent's election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Agent's claim(s) for repayment of any of the Indebtedness; or (vii) any other circumstance other than payment in full of the Indebtedness which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(g)           Each Borrower hereby waives (i) any right of redemption with respect to the Collateral after the sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Indebtedness; and (ii) any right (except as shall be required by applicable statute and cannot be waived) to require the Agent or any Lender to (A) proceed against any other Borrower or any other Person, (B) proceed against or exhaust any other collateral or security for any of the Indebtedness, or (C) pursue any remedy in the Agent's or any Lender's power whatsoever. Each Borrower hereby waives any defense based on or arising out of any defense of any other Borrower or any other Person other than payment in full of the Indebtedness, including, without limitation, any defense based on or arising out of the disability of any other Borrower or any other Person, or the unenforceability of the Indebtedness or any part thereof for any reason, or the cessation for any reason of the liability of any other Borrower other than payment in full of the Indebtedness. The Agent may, at its election, foreclose on any security held by the Agent by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agent may have against any other Borrower or any other Person, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Indebtedness has been paid in full. Each Borrower waives all rights and defenses arising out of an election of remedies by the Agent, even though that election of remedies, such as non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower's rights of subrogation and reimbursement against any other Borrower.

(h)          Until all Indebtedness has been paid and satisfied in full and all Revolving Credit Commitments hereunder are terminated, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower; or (ii) a payment by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower's property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several liability hereunder.

(i)          Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Agent or Lenders to AMC hereunder or pursuant to any other Transaction Documents in accordance with the terms hereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.

(j)          This Section 13.24 is intended to define the relative rights of Borrowers and nothing set forth in this section is intended to or shall impair the Indebtedness of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Transaction Documents. Nothing contained in this section shall limit the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto or for which such Borrower shall be primarily liable.

(k)          The parties hereto acknowledge that any rights of contribution and indemnification of a Borrower against another Borrower shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers shall be exercisable upon the full and indefeasible payment of the Indebtedness and the termination of the credit facilities hereunder.

(1)          This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Indebtedness of any other Borrower as fully as if such Indebtedness were directly incurred by such Borrower.

(m)          Each Borrower further agrees that its Indebtedness hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BORROWERS:

AIR METHODS CORPORATION

By:	/s/ Trent J. Carman
Name: Trent J. Carman
Title: Chief Financial Officer

Address:
7301 South Peoria Street
Englewood, Colorado 80112
Attn: Trent J. Carman
Phone: 303-792-7591
Facsimile: 303-790-4780

ROCKY MOUNTAIN HOLDINGS, L.L.C.

By:	Air Methods Corporation, its sole member

By:	/s/ Trent J. Carman
Name: Trent J. Carman
Title: Chief Financial Officer

Address:
7301 South Peoria Street
Englewood, Colorado 80112
Attn: Trent J. Carman
Phone: 303-792-7591
Facsimile: 303-790-4780

[Signature page to Revolving Credit, Term Loan and Security Agreement for Air Methods Corporation, et al.]

MERCY AIR SERVICE, INC

By:	/s/ Trent J. Carman
Name: Trent J. Carman
Title: Chief Financial Officer

Address:
7301 South Peoria Street
Englewood, Colorado 80112
Attn: Trent J. Carman
Phone: 303-792-7591
Facsimile: 303-790-4780

LIFENET, INC.

By:	/s/ Trent J. Carman
Name: Trent J. Carman
Title: Chief Financial Officer

Address:
7301 South Peoria Street
Englewood, Colorado 80112
Attn: Trent J. Carman
Phone: 303-792-7591
Facsimile: 303-790-4780

[Signature page to Revolving Credit, Term Loan and Security Agreement for Air Methods Corporation, et al.]

LENDERS:

As Lender and Agent:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Chris Mohler
Name:	Chris Mohler
Title:	Sr. Vice President

Address:
1675 Broadway, Suite 300
Denver, CO 80202
Attn: Chris Mohler
Phone: 720-904-4502
Fax: 720-904-4515

[Signature page to Revolving Credit, Term Loan and Security Agreement for Air Methods Corporation, et al.]

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Darren Lemkau
Name:	Darren Lemkau
Title:	Senior Vice President

Address:
370 17th Street, Suite 3590
Denver, CO 80202
Attn: Darren Lemkau
Phone: 303-825-7582
Fax: 303-825-6719

(Signature page to Revolving Credit, Term Loan and Security Agreement for Air Methods Corporation, et al.]

NATIONAL CITY BANK

By:	/s/ Emil Kwaczala
Name:	Emil Kwaczala
Title:	Vice President

Address:
20 Stanwix Street
Pittsburgh, PA 15222
Attn: Emil Kwaczala
Phone: 412-644-7727
Fax: 412-644-6224

[Signature page to Revolving Credit, Term Loan and Security Agreement for Air Methods Corporation, et al.]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Marc Van Horn
Name:	Marc Van Horn
Title:	Credit Manager

Address:
249 Fifth Avenue
Pittsburgh, PA 15222
Attn: Marc Van Horn
Phone: 412-762-6361
Fax: 412-705-3232

[Signature page to Revolving Credit, Term Loan and Security Agreement for Air Methods Corporation, et al.]

COLORADO BUSINESS BANK

By:	/s/ Doug Pogge
Name:	Doug Pogge
Title:	Senior Vice President

Address:
821 17th Street
Denver, CO 80202
Attn: Doug Pogge
Phone: 303-383-1288
Fax: 303-312-3477

[Signature page to Revolving Credit, Term Loan and Security Agreement for A1t Methods Corporation, el al.]